                              STATE OF CONNECTICUT
                      DEPARTMENT OF PUBLIC UTILITY CONTROL

-----------------------------------------------
                                               :    DOCKET NO. 01-10-10
DPUC REVIEW OF THE UNITED ILLUMINATING         :
COMPANY'S RATE FILING AND RATE PLAN            :
PROPOSAL                                       :
-----------------------------------------------:    SEPTEMBER 12, 2002

              WRITTEN EXCEPTIONS OF THE UNITED ILLUMINATING COMPANY
              -----------------------------------------------------

                                                  Linda L. Randell
                                                  Sigrid E. Kun
                                                  Cecile M. Fraser
                                                  of Wiggin and Dana LLP
                                                  One Century Tower
                                                  265 Church Street
                                                  P.O. Box 1832
                                                  New Haven, CT  06508-1832
                                                  (203) 498-4400

                                TABLE OF CONTENTS
                                -----------------

   A.    The draft decision's kWh sales assumptions are unrealistic and the Company will underearn if these sales do not occur.............8
   B.    The draft's errors have distorted the sales forecast..............10
      1.    The draft's forecast failed to weather-normalize the sales numbers.  If normal weather sales are not used, the forecast results will be distorted upward or downward, based on the weather in the base year.......................................10
      2.    Each year's new conservation programs provide an incremental, permanent reduction to sales...................................12
      3.    The failure to consider changing economic conditions renders the draft decision's forecast unreliable.......................13
      4.    The sales forecast must be reduced to reflect the Department's decision disallowing station service to Wisvest................14
      5.    The use of billed sales creates inaccurate comparisons between time periods...................................................15
   C.    The Company proposes a sales adjustment mechanism in order that

      1.    The draft's sales forecast will result in the Company's
            failure to recover its FERC-approved transmission revenue
            requirements...................................................30

                                        (i)

      2.    The draft decision prevents UI from earning its 10.75%
            FERC-authorized ROE on transmission............................32
      3.    Currently filed transmission revenue requirements must be used.34
      4.    The second draft should separate transmission from
            distribution, and adopt the sales adjustment mechanism proposed

IV.      Return On Equity, Capital  Structure, Earnings Sharing Mechanism
         and Rate Base.....................................................41
   A.    Return on Equity..................................................41
      1.    The draft decision's proposed 10.3% ROE fails the common sense test...........................................................41
      2.    The draft decision's analysis is based on preconceptions.......45
      3.    The draft decision ignores current stock market conditions, which render the October 2001 DCF analysis more relevant than the March 2002 "update.".......................................46
      4.    The draft decision's implication that the proxy group
            calculated cost of equity was biased upward because of
            unregulated operations is baseless.............................53
      5.    The draft decision's "adjustments" to the proxy group biased the draft decision downward....................................53
      6.    The draft decision's "averaging" of issuance costs has no
            basis..........................................................55
      7.    The draft decision utilizes the unreliable CAPM in order to

                                        (ii)

                              STATE OF CONNECTICUT
                      DEPARTMENT OF PUBLIC UTILITY CONTROL

-----------------------------------------------
                                               :    DOCKET NO. 01-10-10
DPUC REVIEW OF THE UNITED ILLUMINATING         :
COMPANY'S RATE FILING AND RATE PLAN            :
PROPOSAL                                       :
-----------------------------------------------:    SEPTEMBER 12, 2002

              WRITTEN EXCEPTIONS OF THE UNITED ILLUMINATING COMPANY
              -----------------------------------------------------

         The United Illuminating Company ("UI" or "Company") submits these written exceptions to the draft decision issued by the Department of Public

Utility Control ("Department") in this rate case docket on August 15, 2002.

                                EXECUTIVE SUMMARY
                                -----------------
OVERVIEW

         UI cannot and does not accept the multi-year rate plan as proposed in the draft decision. The draft decision's legal, factual and policy deficiencies are so severe that, if the draft decision is not significantly modified, the

Company would experience direct, immediate, and dramatic harmful impacts, and its ability to serve its customers could be impaired.

         The draft decision would lead to an 8% reduction in delivery

(transmission and distribution) rates. Revenue available to support the delivery operations would be reduced nearly 17% by the draft decision and the Company's return on equity ("ROE") would be significantly below 10.3% in the twelve month period commencing with the final decision. Returns would be even lower in the next twelve month period.

         Over a period of more than a decade, the Company has demonstrated its willingness to take on challenges and to work with the Department to arrive at a regulatory framework to address these challenges - challenges that took time and great effort but were successfully met through a deliberate and methodical transitioning process. UI cannot do so here on the basis of a draft decision that, if adopted, would require the Company to charge rates that jeopardize the

Company's ability to meet its obligations to its customers and shareowners.

Statutory and constitutional ratemaking principles require that rates be set at a level sufficient to enable a utility to meet its obligations. This draft decision is contrary to the Department's uniform and long-standing recognition of the need, consistent with statutory and constitutional requirements, for balanced final decisions providing for reasonable rates.

         A second draft decision is necessary in light of the volume and scope of the issues raised by the first draft decision. An immediate notice of intent to file an application to increase rates would need to be seriously considered by the Company without significant changes to the draft decision. This course of action is inconsistent with the history of the Department and the Company in finding common ground through often innovative solutions that properly align the interest of customers and shareowners, while assuring that all ratemaking statutory and constitutional requirements are met.

         In 1996, the Company worked with the Department and its staff in developing what was then a precedent-setting regulatory framework. That enabled

UI and the Department, both working on behalf of the Company's customers to anticipate and then implement industry restructuring. The Company was able to plan for and make structural and procedural changes in its operations. As a result of the Company's efficiencies associated with successful initiatives to redesign UI and the sale of fossil generation assets, and also because of a then-strong economy,

customers received great value from the rate plan and earnings sharing. UI's customers received rate and bill reductions, while stranded cost balances have been reduced significantly. As the Department has recognized, customers benefited under the rate plan in situations where traditional rate regulation would have resulted in all or most of the benefit being retained by the

Company's shareowners. The average price to UI's customers in 1996, before the rate plan commenced, was 12.17 cents/kWh. A 10% reduction from that amount would be 10.95 cents /kWh. By 2000, UI was able to reduce its average price to 10.65

cents/kWh. This represents an average price decrease of 12.5%. Because the customer mix changed over this period, with the proportion of residential sales increasing and the proportion of industrial sales decreasing, the average reduction in each customer's price was even greater than 12.5%.

         The references in the draft decision to UI's quarterly earnings reports through June 2002 and improved financial condition are contrary to the

Department's stated recognition in Docket No. 01-02-07 that the prior rate plan was beneficial to customers. The savings and efficiencies from the Company's structural and process changes have been included in this proceeding, providing customers with a continuation of benefits. However, near term economic conditions are far different than the economic condition that fueled much of the recent year's customer benefits. By slashing expenses, overstating revenues, and reducing the Company's authorized return on equity by 120 basis points, the draft decision appears to punish the Company for its prior success and assures that future financial success will be elusive.

SUMMARY OF UI'S CONCERNS

         The Company is gravely concerned and disappointed with the draft decision's apparently result-oriented analyses that have led to unreasonable results. Major concerns include:

          o       CALCULATED ROE. As shown by the schedules in Appendix A, the data included in the draft decision's Index B (Tables II and
                  III) result in a total Company 9.68%

                  ROE, and a delivery (transmission and distribution) ROE barely above 9% for calendar year 2002.

          o       SALES FORECAST. The draft decision includes an overly
                  aggressive, unrealistic sales forecast. Setting rates on the basis of a sales growth factor that will not be achieved
                  translates into an immediate and severe adverse impact on the operational results of the Company.

          o       EXPENSES. The Company already operates efficiently and
                  effectively within an appropriate level of costs. The draft decision's expense cuts, particularly with respect to employee levels, development and training, and compensation on the
                  heels of the Company's recent reengineering endanger the
                  Company's ability to meet its operational needs and maintain its service levels.

          o       RETURN ON EQUITY, RATE BASE AND CAPITAL STRUCTURE. The Company
                  must earn a reasonable return on its investment in order to maintain its financial integrity, fund its capital program, and attract needed capital. On all fronts, the draft decision is an abrupt change from the Department's prior practice of establishing reasonable returns on equity and actual
                  ratemaking capital structure. The draft has established a
                  return on equity that is so low as to be punitive, whether or not the punishment was intended. The Department must allow the
                  Company a reasonable ROE that is fair and complies with
                  statutory and legal requirements.

          o       TRANSMISSION. The Company's transmission revenue requirements are determined by the Federal Energy Regulatory Commission
                  ("FERC"). The draft decision intrudes into unbundled
                  transmission, contrary to the FERC's preemption of
                  transmission. The draft decision's imputing an overly
                  aggressive sales forecast and applying a low authorized ROE would preclude UI's recovery of its transmission revenue
                  requirements. This proceeding is the first rate proceeding post-restructuring. Issues that were not previously critical in a ratemaking context, such as separation of transmission and distribution rates and revenue requirements, are now at the forefront.

          o       RATEMAKING PROCESS.  The draft decision has not set rates
                  prospectively as required to meet statutory and constitutional requirements.  Rates must be established to be just and
                  reasonable from the effective date of a final decision and for the succeeding twelve month period.  Therefore the minimum period for which rates must be set includes three months of calendar year 2002 and nine months of 2003 (October 1, 2002 through September 30, 2003).  The draft decision makes no
                  finding that the revenues expected to be received by the
                  Company for that twelve month time period are sufficient to enable the Company to recover its reasonable operating and capital costs, because the rates proposed in the draft are based solely on calendar year 2002.  The draft decision's
                  failure to consider revenue requirements for 2003 and beyond renders it impossible, and unlawful, for the Department to impose a multi-year rate plan if UI is unwilling to accept such a plan.

         The combined effect of these deficiencies has a significant adverse impact on UI, which has worked diligently and efficiently over the years to regain its financial health while continuing to provide excellent service and reliability. The draft decision does not reflect a fair and balanced overall result. Rather, the draft decision would order abrupt, immediate changes without the provision of a reasonable transition period. The draft decision appears to represent a compilation of piece parts that together have an overall harmful effect that perhaps was not intended, but is nevertheless the overarching result.

LEGAL ISSUES

         The Department must set rates in accordance with statutory and constitutional ratemaking principles.  Conn. Gen. Stat. paragraph 16-19e(a)(4)

requires that rates be "sufficient, but no more than sufficient, to allow public service companies to cover their operating and capital costs, to attract needed capital and to maintain their financial integrity, and yet provide appropriate protection to the relevant public interests, both existing and foreseeable."

The findings and conclusions in the draft decision lead to rates that do not meet these requirements.

         The draft decision has abandoned the fundamental requirement that rates be established on a prospective basis. The draft decision relies solely on 2002 data and assumptions to formulate what it refers to as a going-forward multi-year "rate plan." Indeed, the rates resulting from the draft decision are,

on their face, not based on any post-2002 analysis. The draft decision's limited and retrospective analysis is contrary to legal mandates. The Department cannot impose rates designed to collect a prior period's costs and revenues. Nor can the Department legally impose a multi-year plan without an analysis of data pertaining to the entire rate plan period and a conclusion that rates will be just and reasonable and meet applicable statutory and constitutional requirements for each year of the rate plan period.

         For the convenience of the Department and its attorneys, the discussion of the statutory and constitutional infirmities with the ratemaking process and results reflected in the draft decision are set forth in Appendix B.

A PROPOSED NEXT STEP

         The draft decision states that, if adopted, it would provide for a 3%

rate reduction. In fact, the calculations in the draft decision lead to an 8%

reduction in delivery (transmission and distribution) rates and a nearly 17%

reduction in revenue available to support the delivery operation of the Company.

The impacts that would result from the draft decision are so severe that they could not have been contemplated in developing the draft decision.

         UI therefore requests that the Department issue a second draft decision that remedies the substantial problems with the first draft decision and results in fair and reasonable rates for the Company going forward:

          o           The sales forecast used in establishing revenue
                      requirements should reflect the Company's forecast. A
                      sales mechanism will assure that neither the Company nor
                      its customers is harmed if actual sales reach the
                      Company's forecast number, the staff's forecast number,
                      or any sales number in between. A proposed mechanism is
                      discussed in Section I and Appendix C.

          o           The revenue requirements determination must recognize that the first twelve months of rates include costs associated
                      with at least nine months of 2003. The Company submitted
                      extensive financial data throughout this proceeding,
                      establishing that 2003 looks very different than 2002. The second draft should consider revenue requirements on the
                      basis of a twelve month period consisting of at most three months of 2002 and at least nine months of 2003.
                      Alternatively, consistent with UI's rate plan proposal in
                      this proceeding, the second draft could consider 2002
                      separately, for the remaining months, and consider
                      calendar 2003 as a whole.

          o           The Company's rates are set at a just and reasonable level only if they are expected to result in a reasonable
                      authorized ROE.  The second draft decision should provide
                      for UI's ROE to be consistent with the Department's other
                      decisions in calendar year 2002, approving an 11.0%
                      authorized ROE for Yankee Gas Services Company, confirming
                      10.71% for Southern Connecticut Gas Company (which has
                      both a purchased gas adjustment clause and a

                      weather normalization clause), and confirming 10.8% for
                      Connecticut Natural Gas Corporation, and consistent with
                      the 2002 nationwide average of 11.19% ROE for electric and gas utilities.  Electric distribution companies are at
                      least as risky as gas distribution companies.  The draft's predetermined notions of risk should be replaced by an
                      unbiased application of the discounted cash flow analysis
                      to a complete proxy group.

          o           The rates resulting from the decision must be sufficient
                      to allow UI (1) to recover its expenses incurred to
                      compensate needed employees at a competitive level, and
                      (2) to train and retain the employees necessary to enable
                      UI to manage its business and maintain the quality of
                      service the Department expects the Company to provide. The second draft decision should recognize that any reduction
                      in employee numbers renders it even more important for the
                      Company to train and retain (through competitive
                      compensation) other employees.

          o           The transmission rate cannot impair UI's recovery of its
                      transmission revenue requirements, including the Company's
                      FERC-authorized 10.75% ROE on transmission. The second
                      draft decision should assure that each rate component,
                      excluding transmission, ties to the Department authorized
                      ROE.

          o           If there is a multi-year rate plan that the Company can
                      accept, the rates for each year must be just and
                      reasonable, recognizing major changes in rate base,
                      capital requirements and expenses.  It was clear in all
                      of UI's financial data in this proceeding that 2002 was a
                      financially stronger year for the Company than 2003 and
                      2004.  Setting rates for three months of 2002 does not
                      result in just and reasonable rates in 2003 and later
                      years.  UI asks that the Department reconsider and utilize financial data submitted for 2003 through 2007 to enable
                      the Department to set rates in accordance with its past
                      procedure and legal requirements.  A sales adjustment
                      mechanism, together with the consideration of the rate
                      base and expense budgets for these years, will facilitate
                      this result.

          o           There should be a reasonable earnings sharing mechanism.
                      The mechanism proposed in the draft decision is less
                      favorable to the Company than earnings sharing mechanisms
                      ordered by the Department for other major utilities in
                      terms of cash flow reductions, percentage of earnings to
                      be retained by the utilities, and cap on the Company's
                      participation in sharing.

         These written exceptions, detailing each of the points discussed above,

are divided into several sections.  Section I details the errors and impacts of an aggressive sales forecast.  The Company's exceptions to the adjustments to expenses are set forth in Section II.  Section III addresses the draft's improper separation of transmission from distribution components of rates,

the increase to the generation services charge as well as rate design changes proposed in the draft decision.  Finally, ROE, capital structure, earnings sharing mechanism and rate base adjustments are discussed in Section IV.

I.       SALES

         A.       The draft decision's kWh sales assumptions are unrealistic
                  --------------------------------------------------------------
                  and the Company will underearn if these sales do not occur.
                  ----------------------------------------------------------

         The draft decision assumes an unobtainable level of kWh sales adhering to a view that strong sales growth will occur in the future unremittingly. A realistic sales forecast is a key element in determining revenue requirements and rates. The draft's sales forecast inflates revenues on paper and understates the rates actually required by UI to attain its revenue requirements.

         The draft decision assumes retail sales of 5,844,182,000 kWh for 2002,

a 1.45% increase in sales over 2001 billed kWh, which is a 2.09%/1 increase over the Company's 2001 actual sales. (Draft decision at 70.) In its November 2001 application, the Company forecast retail sales of 5,658,510,000 kWh for 2002./2

This is not merely a theoretical difference of opinion. The impact of the draft's sales forecast is huge. The revenue requirements difference between the draft's sales forecast and the Company's sales forecast for 2002 at average year

2000 rates is $20.55 million. From an earnings perspective, the difference is

$4.95 million,/3 or a 261/4 basis point reduction in the delivery component earned return. The effect on UI if actual sales only reach the level of the

Company's forecast is stunning. Even if everything else in the draft

-------------------------
1 ((5,844,182/5,724,468)-1 * 100).
2 This forecast is consistent with the Company's forecast of loads required to be filed with the Connecticut Siting Council.
3 The earnings impact of the incremental delivery revenue resulting from the draft decision ($8.23 million * .60125).
4 Derived by dividing the earnings impact of the incremental delivery revenue of $4,948,000 by the average delivery rate base equity of $189,666,000.

decision were correct, and all of the staff's calculations and assumptions were accurate with the exception of sales, the Company's earned return would be about

7.5% if actual sales only reach the Company's forecast for the twelve month period beginning October 1, 2002.

         UI's actual return will be dramatically below the authorized return,

from the beginning, for no reason other than the draft's "forecast" that did not convert to actual sales. The Company cannot control sales, and cannot use management skills to address an unrealistic sales forecast. Specific errors in the draft decision's sales forecast are discussed below in subsection B. The

Company's solution - a sales adjustment mechanism that renders the Company and its customers financially neutral, whether the actual sales are at the Company's forecast level or at the draft's forecast level - is proposed in subsection C.

         B.       The draft's errors have distorted the sales forecast.
                  -----------------------------------------------------

         The draft's forecast is seriously flawed in five major respects.

                  1.       The draft's forecast failed to weather-normalize the
                           ----------------------------------------------------
sales numbers. If normal weather sales are not used, the forecast results will
------------------------------------------------------------------------------
be distorted upward or downward, based on the weather in the base year.
----------------------------------------------------------------------

         The weather has a tremendous impact on retail sales. (Tr. at 701.)

Therefore in the development of a sales forecast, the previous (base) year's sales can only form a reasonable starting point when such year's sales are weather-normalized. If the base year had extremely hot weather, for example, the year's sales will be more than they would have been in a normal weather year. If sales growth in the next year is layered upon non-weather normalized sales for the first year, the forecasted sales will not be achieved if the second year only has normal weather. The gap between forecasted and actual sales (and revenues) can be dramatic depending upon the year to year difference in weather.

As the Department is aware, the gap is exacerbated

because of UI's air conditioning driven consumption. Similarly, if the first year has mild weather, the lower sales number must be normalized to prevent forecasts for the second year from understating expected sales if normal or hotter than normal weather occurs.

         The draft's omission of any weather-normalization factor disregards a standard, established element of forecasting sales. The Department has recognized that normalizing sales to reflect normal weather is the appropriate way of assuring that the base is correct, for application of other drivers of growth or contraction in sales. See, for example, the Department's use of weather-normalized base sales for Yankee Gas Service Company earlier this year

(Decision, Docket No. 01-05-19PH01, Section II.C.1.a), approved adjustment of test year sales to reflect normal weather for Connecticut Natural Gas

Corporation in 2000 (Decision, Docket No. 99-09-03, Section II.C), noted that year 2000 sales for CL and P were influenced by unreasonably cool summer weather and accepted CL and P's sales forecast for 2001 that used weather-normalized

2000 sales as a base (Decision, Docket No. 00-12-01, Section III.C.2.a), and in

1999 accepted pro forma adjustment of Southern Connecticut Gas Company's test year revenues to reflect normal weather (Decision, Docket No. 99-04-18, Section

II.C).

         There are sophisticated computer models that compute

weather-normalization. The weather-normalized sales are based on degree days

(not a matter of dispute) and established commercial weather-correction programs. Setting rates on the basis of weather-driven high or low sales is fundamentally wrong. To do so means that the Company's earning its allowed return depends on extreme weather.

         There is no basis for arguing against the well-established, objective procedure of normalizing base year sales.

                                       10

                  2.       Each year's new conservation programs provide an
                           ------------------------------------------------
incremental, permanent reduction to sales.
-----------------------------------------

         The sales forecast fails to take into account the incremental effect of the Company's new CLM efforts each year. (Draft decision at 71.) The draft decision appears to miss the distinction between the effects of prior years' CLM programs and the effects of current and future years' CLM programs. Each year,

the Company's customers fund new CLM programs designed to reduce sales. As the

Department is aware, CLM programs have a long life: an initiative installed in one year reduces sales in that year, and also in each of the next 10-20 years.

(Tr. at 700, 814.)

         The draft's forecast does not take into account the fact that each year, new programs reduce sales further, incrementally to the effects of prior programs. Year 2002 sales are being reduced by the effects of the new 2002 CLM activities, in addition to the savings continuing from the previous year. Year

2003 sales will be reduced by the cumulative energy savings (reduced kWh)

resulting from CLM programs through 2002, plus the incremental reduction resulting from year 2003 programs. And so on. The incremental kWh savings from

CLM activity for each year must be reduced from the sales forecast for all future years. (Tr. at 657, 695-99.)

         The draft's failure to adjust projected sales for incremental CLM means that the incremental sales reductions resulting from the Company's state-mandated 2002 CLM programs are not taken into account. The error is additive in each future year. The draft decision mistakenly claims that an adjustment in sales forecasts for CLM program effects is the same as a weather adjustment. (Draft decision at 71.) This is not correct. Weather-normalization is a retrospective adjustment of the base year's sales to assure consistency in forecasting. The

                                       11

adjustment for CLM is prospective. A weather-adjustment applies to one year only - the adjustment is made to actual sales figures for the year that has just passed so that the starting point for the next year's sales forecast is a weather-normalized starting point. The weather effects for the upcoming year cannot be known until the following year when another distinct adjustment will be made. The weather adjustment can be an upward or downward adjustment. In contrast, any given year's actual sales results already reflect the permanent CLM kWh reductions that were experienced in that year as a result of prior and current year's programs. The forecast of the next year's anticipated sales needs to be adjusted for the incremental effect of the next year's CLM activities.

         The incremental kWh reductions from CLM are predictable - based on the level of CLM investment that is budgeted for the upcoming year. CLM adjustment effects were included in Late-File Exhibit No. 13. Because the draft decision adds $2 million to the Company's required CLM investment each year, the reduced sales reflected in Late-File Exhibit No. 13 need to be adjusted to reflect the additional lost sales associated with an additional $2 million of CLM investment. The Company estimates this to be an incremental 5,200,000 kWh reduction each year.

                  3.       The failure to consider changing economic conditions
                           ----------------------------------------------------
renders the draft decision's forecast unreliable.
------------------------------------------------

         UI's 2002 sales forecast looked at actual prior year sales

(weather-normalized), expected economic growth, incremental CLM effects, growth from sales efforts and known changes in large accounts. While the draft decision declares "UI's methodology to be reasonable" (draft at 68), the draft then proceeds to abandon the methodology. Effectively rejecting any forward-looking analysis, the draft decision applies a retrospectively-derived growth factor.

The

                                       12

retrospective look was based upon years where sales growth was substantially fueled by sustained economic growth. The draft decision's "sanity check" is nothing more than a look at historical trends./5  The draft begins its analysis of Company sales figures through historical trending calculations - the same trends that are used to confirm this analysis through a circular "sanity check."

When economic growth in the service territory changes, sales growth will also change. Because the draft's forecast fails to take into account the differing economic conditions between the years historically trended and the present/future years, an erroneous forecast is inevitable.

                  4.       The sales forecast must be reduced to reflect the
                           -------------------------------------------------
Department's decision disallowing station service to Wisvest.
------------------------------------------------------------

         The Department's decision in Docket No. 99-03-35 RE02, issued during the course of this proceeding, reduces the Company's expected sales volume. The

Department has ruled that Wisvest does not purchase energy from UI - and that UI does not make retail sales to Wisvest - when Wisvest takes station service at its generating units in Bridgeport and New Haven. The annual 18,000,000 kWh associated with Wisvest's station service are not, according to the Department's decision, supplied by UI. Therefore the sales forecast for 2002 and subsequent years, which included station service sales to Wisvest, must be reduced by

18,000,000 kWh.

         The late payment charges associated with the revenues that will not be received for station service also need to be removed from projected revenues.

The reduction is $281,000

----------------------
5 The draft decision maintains the view that the Company's past sales figures represent a historical sales growth average of 1.8% over the last four years.
  The draft also implies that the Company agreed with this 1.8% growth rate.
  While the Company agreed that mechanical calculations would arrive at the 1.8%
  figure, the Company objected to this approach and submitted extensive data to demonstrate increases of only .71% per year for the period 1996-2002, .70% for the period 1997-2002 and .79% for the period 1998-2002 when CLM and weather and actual sales are taken into account in a trending analysis. (Late-File
  Exhibit No. 13.)

                                       13

(calculated on the basis of the revenues associated with the 18,000,000 kWh that will not be received as a result of the Department's determination that station service is not a sale).

                  5.        The use of billed sales creates inaccurate
                            ------------------------------------------
comparisons  between time periods.
---------------------------------

         The draft decision has erroneously used billed sales numbers in making its sales forecast. (Draft decision at 70.) Billed sales do not match calendar year sales data due to meter reading schedules and billing lags. (Tr. at

1738-39.) For 2001, billed sales were 36,000,000 kWh higher than actual sales.

Only actual sales capture a complete calendar year of sales. (Tr. at 649,

1735-36, 1741.) The use of billed sales results in one year reflecting more than a calendar year of actual data and another year reflecting less than a calendar year of actual data. Yet without knowing the meter reading schedules and billing periods in the two years, it cannot be determined which year has too many sales

(compared to actual usage) and which year has too few sales (compared to actual usage). As a result, there is a basic lack of consistency and comparability in the billed sales numbers. In addition, the Company does not recognize revenue on a billed sales basis. Only the revenue from actual sales is recorded to fund the

Company's operations.

         C.       The Company proposes a sales adjustment mechanism in order
                  ----------------------------------------------------------
                  that neither UI nor its customers will be harmed by forecast
                  ------------------------------------------------------------
                  errors.
                  ------

         There are substantial differences between the draft's sales forecast and the Company's sales forecast. Recognizing that these differences may be irreconcilable, and have dramatic impacts on revenue requirements and rates, UI proposes a workable solution to bridging the gap between the forecasts: a sales adjustment mechanism. This mechanism would serve the sole purpose of effecting a true-up of any over- or under-realization of transmission and distribution margin, to assure that neither the Company nor its customers is harmed if sales levels differ from

                                       14

the forecast. The sales adjustment mechanism is proposed so that the Company and its customers are indifferent financially whether the Company's actual sales reach the Company's forecast level or the draft's forecast level - or any sales number between the two.

         Under UI's proposed sales adjustment mechanism, rates would be set on the basis of the Company's sales forecast./6  If actual sales are at the level of UI's forecast, then revenue requirements and rates will have been projected accurately, and no adjustment is required./7  If kWh sales levels are above the

Company's forecast, the margin from those sales, up to the draft's forecast level of 5,844,182,000 kWh for 2002, would be returned to customers through accelerated amortizations of stranded costs.

         The Company has attached a description of the sales adjustment mechanism and illustrated its operation in Appendix C to these written exceptions.

II.      EXPENSES

         A.       Overview.
                  ---------

         The draft decision severely reduces the Company's expenses for ratemaking purposes from the expenses determined by the Company's management to be necessary to operate the Company. Further, although the Company included expenses that it expects to incur for each year, 2002-2007, the draft decision completely ignores important changes in years 2003-2007. If expenses are not examined individually, and there is no finding of expense levels for each year of the plan, annual inflation adjustments to expenses would be necessary.

-----------------
6 Unlike a general sales adjustment clause, which fully tracks up or down from a company's forecast, the sales adjustment mechanism proposed here is intended to address a specific issue. For that reason, UI has not proposed downside protection for the Company in the event that sales are below the
  Company's sales forecast.
7 This is similar to the Department's determination in Docket No. 02-01-22, DPUC
  Review of The Connecticut Light and Power Company's and The United
  Illuminating Company's Budgets and Modifications for Conservation and Load
  Management Activities For Year 2002 (May 29, 2002), where the Department determined UI's budgeted programs on the basis of the Company's sales forecast, and provided for the use of additional CLM funds in the event that sales were greater than forecast. (Decision, p. 5.)

                                       15

         The draft decision's expense slashing is extreme. The Company has already been required to cut its expenses significantly in order to meet the restructuring mandated rate reductions. The Company has completed its reengineering process, designed to reduce costs and improve efficiency. The savings and efficiencies from the reengineering are included in the expense levels filed by the Company. It was difficult to plan for, and implement the efficiencies and cuts necessary to achieve the 10% reduction in 2000. Yet the draft decision contemplates no difficulty whatever in achieving the even more substantial expense reduction called for in the draft. Unlike the situation between April 1998 (when Public Act 98-28 was enacted) and January 1, 2000,

there is no transition period in which to plan for the reduction, there are no assets to divest to attempt to reduce costs (as there were when generation was divested), and substantial opportunities have previously been mined. The opportunity to achieve expense reductions is vastly diminished, particularly in the near-term.

         B.       Employees.
                  ---------

         Recruiting, training and retaining a skilled workforce is critical to maintaining a well run Company capable of delivering high quality service to customers and maintaining system reliability. The draft decision's expense cuts in areas directly related to employees are based on errors in both fact and approach with the effect of undermining the Company's efforts. The cost associated with attracting and maintaining a skilled and dedicated workforce is small in comparison to the benefits to customers from a properly trained and highly skilled workforce. Accordingly, UI should be allowed its full expense amount for employee compensation, benefits and development programs.

                                       16

                  1.       Employee Levels.
                           ----------------

         UI's President and Chief Operating Officer testified at length and fully supported 818 full time equivalent employees ("FTE") as the number of employees necessary for the Company's current and future needs. The Company provided information on each of the job positions now being filled. (Late-File

Exhibit No. 80; Tr. at 1260-61.) Each position has a specific purpose and connection to UI meeting its public service responsibilities and providing service to customers. The draft decision's cuts are not the reductions of amorphous, undefined jobs. To the contrary, each job position not filled or not replaced as a result of the draft decision reflects duties that will either remain unmet or will be loaded upon existing employees who already have their own full job to do (and whose compensation, overall, has also been cut by the draft decision). UI cannot meet customer and Department expectations without adequate staff.

         The draft decision attempts to support employee level reductions through an error-laden and misleading analysis. (Draft decision at 53-55.)

First, the draft decision selects a time period that is not comparable to present conditions to conclude that terminations exceed Company hires. The draft uses as its base for comparison the time period of support services redesign,

when any company would try to keep staffing decisions to a minimum until the redesign decisions had been made. Built up open positions must now be filled.

(Late-File Exhibit No. 80; Tr. at 1260-61.) Retiring workers are being and will continue to be replaced. (Id.) It is unreasonable to utilize a termination level
                          --
that occurred during the time of support services redesign to arrive at an employee level that will be able to serve the needs of the Company on a going forward basis for years into the future.

                                       17

         The draft decision also misstates the employee counts during the redesign. (Draft decision at 54.) There were 32 terminations in 1999 not 63 as stated in the draft./8  47 employees left UI due to support service redesign

- 31 in 2001, and 16 in 2002. Further, the draft decision incorrectly assumes additional ongoing reductions in employees due to Network Meter Reading ("NMR").

All employee level reductions relating to NMR have already occurred before 2002.

There was a reduction in employees from 40 to 25 in the meter service department in 2001. The draft decision mistakenly cites these as additional reductions./9

As the Company testified at the hearings, the cost savings associated with reductions to meter reading contractors and UI's meter reading and meter services personnel in the rate year were fully included in the $2.1 million of

O and M savings noted in EL-35. All NMR-related reductions were reflected in the

Company's 818 FTE level included in its application. There will be no further reductions due to NMR.

         The draft decision has overstated the cost reduction associated with the draft's cutting of FTEs. The draft decision uses simple averages (total employees, total compensation, total benefits costs) to determine the reduced expense per FTE. The use of such averages results in the overstatement of the reduced expense. The job positions that will not be filled are not the higher level management positions that are currently filled (as the Department is aware, the Company substantially pared down the number of such positions within the last few years, and the numbers in the Company's application already include these savings). Therefore including these positions in the averaging has the effect of overstating the expense associated with the FTEs that will not be hired if the draft decision's FTE number of 800 were to remain unchanged.

---------------------
8 The Company experienced 210 terminations in 1999, 178 of which were employees that went to Wisvest as a result of the sale of its generating assets.(EL-89.)
9 Reductions in network meter reader numbers reflected the reduction of outside contractors, not UI employees.

                                       18

The draft decision's calculation overstated the cost per reduced FTE by

$15,997,/10 for a total overstatement of $287,953. Hence even if the Department made no change to the draft decision's FTE total (see discussion above on why this would not be an appropriate result), $287,953 would need to be restored to expense in order that the adjustment accurately reflect the expense associated with the foregone 18 FTEs.

                  2.       Employee Development.
                           --------------------

         The draft decision reduces the expenses for employee development programs by $620,397. (Draft decision at 48.) However, an analysis of the

Department staff's back-up work papers revealed that this $620,397 was incorporated twice in the draft's revenue requirement reductions./11  Employees need to be multi-skilled in order to continue UI's tradition of providing a high level of customer service and system reliability. In addition, employee development programs and initiatives form part of the total compensation that enables the Company to attract and retain employees by allowing growth and development to meet the ever-changing needs of the Company's customers.

Development programs will be even more vital if the Company is allowed fewer than 818 full-time equivalent employees. While the words in the draft decision state that the Department recognizes the importance of employee development, the impact of the draft decision belies those words by cutting expenses that are a core necessity to the Company's ability to provide excellence in customer service and system reliability.

         Changes within the utility industry as well as the Company's reengineering efforts have spurred an imminent need for increased employee development and training. (Tr. at 1762-63.)

--------------------------
10 The draft decision's use of averages results in base salary and incentive overstatement of $11,795 per FTE ($53,972 as shown in Late-File Exhibit No.
   98 as opposed to the draft's $65,587) and $4,202 per FTE for benefits
   ($17,117 for pensions, KSOP, medical and dental in the draft decision as opposed to the $12,915 as shown in Late-File Exhibit No. 98).
11 The work papers show that the Company's education and training expense was reduced by $620,397 as was miscellaneous expense (including $181,144 for work force development, $288,819 for various training under $15,000 and $150,434 for tuition assistance).

                                       19

Technological advances give rise to a constantly changing utility industry. UI has to be able to respond quickly to these changes with education and training.

Improvements in technology may displace certain functions, but employees have to be trained to deploy and oversee the technology.

          Reengineering has brought new employees to the Company. (Tr. at 1763.)

Training assures that the Company will obtain the full benefits of reengineering.  Similarly, existing employees who have been reassigned need to augment and upgrade their skills. (Tr. at 1927.)  The employees themselves have expressed a desire for development, which the Company supports.  A highly competent workforce requires career development and growth opportunities.

                           a.       Workforce Development.  The draft decision
                                    ---------------------
allows only $61,906 for the workforce development component of employee development, an amount that represents the average of the Company's expenditures for 2000 and 2001. (Draft decision at 49.) Because of the reengineering efforts,

it is inappropriate to use 2000 and 2001 as a basis for determining the

Company's needs for workforce development. As stated in Audit Request No. 12,

few courses were offered during that period because of the focus on support services redesign. The amount allowed by the draft decision will severely impact the Company's ability to offer courses that are critical to enhancing the professional, leadership and management skills of its employees. The draft decision's allowance for workforce development is so low as to be less than the cost of a single major training program. In the current market, it costs in excess of $50,000 to offer a major training program and $100,000 or more for leadership courses. Accordingly, the Department must focus on the Company's current and future needs, not historical averages, and restore the full amount for workforce development.

                                       20

                           b.       Tuition Assistance.  The draft decision
                                    ------------------
allows $228,566 for tuition assistance, which is $150,434 lower than the amount necessary to meet the Company's expected expense for this valuable program.

(Draft decision at 50.) Again, while the draft decision stated that it recognized the importance of employee development and that costs do increase,

the reduction set forth in the draft decision is contrary to the words.

                  3.       Compensation.
                           -------------

                           a.       Market Level.  Paying competitive
                                    -------------
compensation is critical to the successful operation of the Company. Among other errors, the draft decision incorrectly "contends" that "the Company's aggregate salary levels have reached market levels" (Draft decision at 64). This is not correct. UI's total compensation of its employees is not yet at the market level, but rather is still below market. It appears that the draft decision's conclusion is based solely on a look to the Consumer Price Index ("CPI"). There is no basis for the draft's apparent conclusion that the CPI reflects changes in compensation. The CPI is inapplicable when evaluating an employee's total compensation package./12

         The draft decision impedes the Company's ability to pay market rate compensation through its proposed disallowance of the entire $1.013 million budgeted increase for its Management Compensation Plan ("MCP"). An updated market study of the Company's salary and incentive compensation package,

underway and almost completed during the proceeding, is now complete. Total compensation for management employees is still below current market levels.

                           b.       KSOP.  The draft decision also affects the
                                    -----
Company's ability to pay market level compensation by its proposed disallowance of $497,250 of the Company's

----------------------
12 As shown in EL-97, the Company appropriately looks to Market Composite
   Indexes in establishing base salary increases.

                                       21

matching KSOP contribution for certain non-union employees, because these employees are covered by the Executive Incentive Compensation Plan ("EICP") and

the MCP. Contrary to the draft decision, the EICP and MCP programs do not provide non-union participants with a "significant potential for benefit"

(Draft decision at 62.) The EICP and MCP programs are designed to provide participants with a TOTAL compensation package AT the median market level./13

Union or non-union status is irrelevant. Non-union participants in these programs should not be prevented from benefiting from one of UI's important retirement programs that form an employee's total compensation package. Absent this matching contribution, these employees would be compensated below median market levels. The Department should restore this $497,250, in order to enable the Company to be consistent with the market.

         C.       Uncollectibles.
                  --------------

         The draft decision incorrectly applies the uncollectible factor of

..0056259 (provided by UI in Audit Request No. 38) to the total draft decision proposed $41.3 million reduction in revenue requirements. That is not correct.

Of the proposed $41.3 million reduction in revenue requirements, $20.3 million will be reflected as a reduction in transmission and distribution revenues. The remaining $21 million will be used to reduce stranded costs and fund CLM programs. Accordingly, the proper calculation of the uncollectible effect of the reduction in revenue requirements -- taking the draft's numbers for the purpose of illustrating the proper calculation method -- should be $20.3 million multiplied by .0056259. This results in an uncollectible effect of $114,206 instead of $232,411. In addition, the draft decision should not have applied the uncollectible factor to its $1,694,146 adjustment (shown in Table II of the draft

-------------------
13 As noted in EL-94, the Company compares its base salaries, total cash compensation and total direct compensation data to national market data.

                                       22

decision) for the Company's non-retail revenues. The effect is to decrease uncollectible expense by $9,531./14

         D.       Vault Inspections.
                  -----------------

         The draft decision proposes the creation of a regulatory asset to allow

UI to recover the costs associated with vault inspections over the rate plan period. (Draft decision at 43.) The Company does not object to establishing a regulatory asset and amortizing it over a five-year period. Because the Company will not accept a rate plan as set forth in the draft decision, UI proposes that the treatment be expressed in terms of number of years, not a rate plan.

         E.       Steel Point.
                  ------------

         As noted in the draft decision, all costs associated with Steel Point remediation will be trued up in the CTA upon sale. (Draft decision at 43-44.)

However, the draft decision incorrectly reduces year 2002 amortization expense associated with Steel Point remediation by $91,000. There should be no expense adjustment in this proceeding for CTA expenses in determining transmission and distribution revenue requirements.

         F.       Purchased PC Software.
                  ---------------------

         Contrary to the draft decision (Draft decision at 50), the Company testified at the hearings that it intended to purchase a $200,000 financial data repository in 2002.  As stated by Mr. Donnelly:

         In attachment Late-File 30-1, line 12, class 323, the written explanation makes note of part of the variance explanation being due to the purchase of a financial data repository in the amount of
         $200,000.... This one is still in the budget and forecasted for this year and will be completed or begun in August of this year. (Tr. at
         1953-54.)

As such, the $200,000 expense should be restored for 2002.

---------------------
14 $1,694,146 x .0056259.

                                       23

         G.       Travel.
                  -------

         The draft decision mistakenly focuses on travel expenses for years 2000 and 2001 to disallow $510,000 in travel costs for 2002. (Draft decision at 52.)

As UI stated in its reply brief, travel expense levels for 2000 and 2001 were low because of UI's reengineering efforts. (Reply brief at 33.) At the hearings,

in response to an OCC question, UI explained why travel expenses were significantly below budget in 2001. Mr. Vallillo stated:

         Support services reengineering, it had a large effect . . . it was an abnormal year because of support services reengineering.  A lot of things were changed, scaled back until we completed that effort.
         (Tr. at 1761.)

Additionally, 2001 is not an appropriate year for comparison of travel costs because of the effect of September 11, which effectively stopped travel for the remainder of the year.

         UI's expenses are increasing due to travel for education and training associated with technologies such as NMR and programs such as diversity training.  (See Tr. at 1762-63.) Accordingly, the Department should allow the full amount UI projected for travel expense.

         H.       Pension and OPEB.
                  -----------------

         The draft decision accepts 2002 pension costs, but disregards rising costs for 2003-2007 and recommends lowering the percentage of equity in UI's plan assets. (Draft decision at 61.) Ignoring years 2003-2007 is inconsistent with the rate plan concept and the legal requirements for establishing rates in a rate plan. In Late-File Exhibit No. 89, UI documented that pension costs are increasing/15 in the future. By focusing on 2002 pension costs, the draft decision uses a low expense amount to be recovered from future revenues without considering the impact of weak returns in 2001 and 2002 on future expense levels. Poor plan performance in 2001 and 2002 reduces the asset base to which the assumed return percentage (9.5%) is applied. (Tr. at

------------------------
15 The true-up from the Company's actuary, recently received by UI, indicates an additional $2 million above the amounts set forth in Late-File Exhibit No. 89 and another $1 million for OPEB.

                                       24

1148-49.) A smaller asset base generates smaller returns, which causes pension expenses to increase. Additionally, poor returns in 2001 and 2002 create an actuarial loss, which must be spread over future periods.

         The draft decision imposes a view of asset management, and directs the

Company to decrease the percentage of equity in the plan assets. Yet at the same time, the draft supports an assumed return of 9.5%. Reducing the equity percentage only lessens the likelihood of actually achieving a 9.5% return.

         The draft decision does not include the updated OPEB expense of

$392,000.  (Late-File Exhibit No. 89.)  This would appear to be an oversight.

The basis for accepting the OPEB update is the same as the updated pension costs for 2002, which is accepted in the draft decision.  Therefore, the updated expense should be allowed.

         I.       Miscellaneous.
                  --------------

         The draft decision disallows $180,000 for American Stock Transfer services, arguing that it is a shareowner expense. (Draft decision at 57.)

However, the expense is simply one of the costs associated with being a publicly traded company and should be permitted. The Department has consistently taken the reasonable view, consistent with Conn. Gen. Stat. paragraph 16-19e(a)(4),

that because utilities are investor-owned, investor-related expenses are recoverable as necessary costs of operation. Because UI is now part of a holding company organization, UI's customers no longer are responsible for all of these costs. UI's share of the expense is $135,000, with the remaining

$55,000 borne by other companies within the holding company structure.

         J.       Transmission Agreement Savings.
                  ------------------------------

         In Late-File Exhibit No. 89, UI proposed a one-time reduction to O and

M expenses of $1,849,000 associated with transmission agreement savings.

However, this one-time reduction

                                       25

to O and M expenses in 2002 is treated as a recurring item in the draft decision. Just as vault expenses were spread over five years, these savings should similarly be spread over five years. A regulatory liability should be extinguished over a five-year period.

         K.       Affiliate Income Taxes.
                  ----------------------

         The Company's inclusion of subsidiary income taxes is consistent with prior tax calculations -- and is a matter of equity in light of the benefits received by customers in the past from consolidated tax calculations. However,

if the Department determines that taxes should now be calculated on a stand-alone basis going forward, the Company will not oppose this further. UI will calculate income tax expenses solely on the basis of the regulated utility.

III.     RATE DESIGN, RATE STRUCTURE, COMPANY PROCEDURES

         A.       Transmission.
                  -------------

         The Company's retail transmission rate should be adjusted each year to reflect the Company's FERC-approved transmission revenue requirements. While the draft's words recognize FERC's exclusive jurisdiction over transmission, the draft decision nevertheless recalculated the Company's retail transmission rate,

with the effect that UI will not collect its transmission revenue requirements.

         The draft decision results in a $2.3 million underrecovery of UI's transmission revenue requirements. (Draft decision at 81-83.) The draft decision includes errors relating to the sales forecast and the ROE. These errors reflect a fundamental problem: the draft decision does not separate transmission revenue requirements from distribution revenue requirements. In addition, the draft decision has utilized preliminary draft revenue requirements numbers, rather than the actual numbers filed at FERC this summer. Each of these specific matters is discussed below in subsections 1 through 3, respectively.

                                       26

         The draft decision has used the Company's retail transmission rate to subsidize the distribution rate. This appears to be a vestige of a pre-restructuring method of analysis. In a post-restructuring world of unbundled rates, the draft decision's approach is inconsistent with FERC's jurisdiction over transmission. The distribution company cannot serve as the "shock absorber"

for non-distribution related changes. This is particularly important as the

Company embarks on a program of upgrading the transmission infrastructure. See subsection 4 for a suggested next step in the determination of the proper transmission rate.

                  1.       The draft's sales forecast will result in the
                           ---------------------------------------------
Company's failure to recover its FERC-approved transmission revenue
-------------------------------------------------------------------
requirements.
------------

         The draft decision's sales forecast was used as a basis for calculating the transmission rate. If the forecast sales are not achieved, UI will not recover its transmission revenue requirements. (The problems with the draft's sales forecast are discussed in detail, above.) Here, the unrealistic sales assumptions will lead to the underrecovery of revenues that are under the jurisdiction of another regulatory agency.

         The Company's proposed sales adjustment mechanism will remedy the problem. Using the Company's proposed sales forecast as the basis for collecting transmission revenue requirements through rates, no change is required if actual sales equal the Company's forecast. If actual sales are over the Company's forecast, up to the draft's forecast, then the margin associated with those additional sales (consistent with a 10.75% ROE on transmission) would be used to reduce stranded costs.

                                       27

                  2.       The draft decision prevents UI from earning its
                           -----------------------------------------------
10.75% FERC-authorized ROE on transmission.
------------------------------------------

         The draft decision utilizes the revenue requirements associated with the Company's authorized transmission return on equity to subsidize the distribution return on equity, thereby depriving the Company of its 10.75%

FERC-authorized transmission ROE.

           The draft decision correctly states that transmission revenue requirements should be separated from distribution revenue requirements.

However, the draft decision has intermingled revenue requirements and has imposed a composite bundled return on equity that utilizes the transmission ROE to subsidize distribution. The effect is to reduce the

Company's distribution return below the authorized 10.3% level./16  In order to tie mathematically to a 10.3% ROE overall, including transmission in the calculation means that the draft decision's calculated ROE is less than 10.3% on distribution. The transmission section of the draft decision (Section III. H. 2)

is inconsistent with the ROE section of the draft decision (Section III. C. 4),

where the draft states: "Transmission is no longer regulated by the DPUC and therefore is not considered in the analysis of the ROE for the distribution company. The Company's ROE on transmission is now determined by FERC."

         By including transmission revenue requirements in the determination of the revenues necessary to achieve a total 10.3% authorized return, the draft has effectively deprived the Company of the opportunity to earn its 10.75%

authorized transmission ROE. The draft correctly states that "it is appropriate to establish a distribution rate on a distribution revenue requirement." (Draft decision at 77.) The draft decision has failed to do so here, and frustrates the

Company's recovery of its transmission revenue requirements.

--------------------
16 See discussion of the 10.3% ROE, below.

                                       28

                  3.       Currently filed transmission revenue requirements
                           -------------------------------------------------
must be used.
------------

         The draft decision utilizes transmission revenue requirements projected as of spring 2002, and not the Company's actual transmission revenue requirements as filed with FERC this summer. The Company's filing for 2002, as approved by FERC, reflects transmission revenue requirements of $32.3 million,

including the gross earnings tax. These are the revenue requirements to be collected on a going forward basis, until the next FERC filing in 2003. Based on the Company's sales forecast, this results in a retail transmission rate of

$.005645/kWh for residential customers and $.005750/kWh for non-residential customers. This represents an average annual retail transmission rate of

$.005711/kWh.

         The draft decision proposes to address the Company's annually updated retail transmission rate at the time of the Company's annual CTA/SBC true-up filing in March, with a decision months later. This is not acceptable because it would result in transmission rates changing more than a year after the transmission revenue requirements have been filed at FERC. The only workable solution is for the Company to adjust its retail transmission rate (up or down,

as appropriate) at the time that the Company files its transmission revenue requirements at FERC. The Department can then review any adjustments needed to other rate components at the time of the CTA/SBC true-up docket.

                  4.       The second draft should separate transmission from
                           --------------------------------------------------
distribution, and adopt the sales adjustment mechanism proposed by the Company.
------------------------------------------------------------------------------

                  Once the FERC has approved the revenue requirements, the

Department must allow UI to charge rates to recover that revenue requirement.

Accordingly, the Company's retail transmission rate should be set at an average rate of $.005711/kWh (see above), in accordance with the Company's 2002 FERC filing (total transmission revenue requirements minus any

                                       29

transmission revenues), and must be adjusted in the future in accordance with subsequent FERC filed and approved revenue requirements. As discussed in subsection 1, above, a sales adjustment mechanism based upon the Company's sales forecast will alleviate any concerns the Department may have with respect to the level of sales over which the revenue requirements are collected.

         B.       Generation Services Charge.
                  --------------------------

         The draft decision states that the Company's current GSC rates are lower than that of The Connecticut Light and Power Company ("CL and P") and

that, therefore, there has been little development in the electric retail market in UI's service territory. (Draft decision at 84.) The draft decision would align the Company's GSC charges to those of CL and P. In addition, the draft proposes that standard offer administration costs are more properly allocated to the GSC.

         The GSC increase and shift of costs into the GSC changes the nature of the Company's current GSC rate. UI's customers have benefited from the Company's successful efforts to obtain a reasonable, fixed price standard offer supply well below the increased GSC prices. Moreover, the Company's current GSC rate is designed to be a "pass-through" rate comprising only purchased power costs and

CTA. At the present time when a customer switches to an alternate energy supplier, there is no cost effect - one way or the other - on the Company. That will change if the GSC recovers administrative costs that are incurred by the

Company, as proposed by the draft decision. If significant customer switching were to occur in the future, this change could impact cost recovery. Fixed charges that remain with the Company must be recovered in full, regardless of the number of customers who switch.

         If the Department chooses to increase the GSC, the Company believes that it is important that other efforts also continue. As set forth in Docket

No. 01-12-06, the Company's Customer

                                       30

Switch Project identified barriers to retail customer switching and demonstrated that an increase to the GSC does not provide sufficient incentive to promote customer switching. A measured and targeted approach, including increasing customer awareness of the retail energy market is appropriate.

         The draft decision suggests that the increase in the GSC rate be offset in the CTA. This CTA offset cannot be done without a significant underrecovery of the Company's costs. While the offset may work for some of the Company's rates, there are insufficient CTA revenues collected under rates A, RT and RHP to support the CTA reduction required through the staff's GSC increase. The result is an underrecovery of over $1 million - a result that the draft decision could not have intended and one that the Company cannot accept.

         C.       Purchased Power Adjustment Clause.
                  ---------------------------------

         Due to the Department's decision in Docket No. 99-03-35RE03, the

Company's costs associated with Bridgeport RESCO can increase significantly and negatively impact the Company (for example, a spike in gas prices). Accordingly,

the Company should be able to recover such costs pursuant to a Purchased Power

Adjustment Clause.

         D.       Special Contracts.
                  -----------------

         The draft decision would order UI to apply a rate decrease to certain special contract customers. (Draft decision at 85.) The Company will review the special contracts to determine if the rate reduction is applicable to any of the contracts. The Company will comply with the terms of the contract as agreed to by the parties.

                                       31

         E.       Rate RT.
                  --------

         The Company is willing to encourage customers to use Rate RT, as provided in the draft decision, provided that the Company recovers all costs and lost revenues associated with this effort. Because UI would be marketing the rate as part of the state's policy to address load management in southwestern

Connecticut, the costs incurred and revenues lost are appropriately recovered from the additional $2 million that the draft decision proposes be added for conservation and load management programs.

         The Company expects to incur $300,000-$400,000 to promote Rate RT. This includes costs of developing a marketing campaign for Rate RT; developing qualification tests to guide a customer or a UI customer representative through the process of estimating the bill input; website costs; the costs of increased personnel (or overtime for existing personnel) to explain to customers the terms of Rate RT, how usage will impact their bills compared to Rate R, explain customers' bills, to identify expected impacts of changing rates; and increased meter reading costs for Rate RT customers under the Company's contract for network meter reading. To the extent that customers do not understand their new bills, object to paying higher time-of-use rates in summer peak periods or have higher bills in some or all months with Rate RT compared to Rate R, both the

Company and the Department's consumer assistance staff should expect increased call volumes. To the extent that the Company has revenue losses from customers'

switch to Rate RT, the Company needs to be held harmless for those revenue losses.

         F.       Water Heater Rates.
                  -------------------

         The draft decision states that the Company has understated its forecasted revenues from water heater rentals by $1,366,428. (Draft decision at

74.) In arriving at this determination, the staff applied its own water heater rental analysis to arrive at adjusted water heater rental rates of

                                       32

$12.00/month for 80-gallon water heaters and $13.50/month for 120-gallon water heaters. The Company's current rates are $5.00 and $6.00, respectively. The

Department's analysis is premised on two significant errors. First, the

Department's calculations (found on p. 74 of the draft decision) do not take into account the customer's portion of the installed cost of the water heaters

- a $350 cost that is paid up front by the customer and should not be included in the monthly rental rate calculation. In addition, the staff's calculations assume a ten-year life for the water heaters. The draft's analysis should have used a 20-year life.

         Correcting the errors contained in the draft decision, there is only a slight increase in water heater rental rates (the monthly rental rate for

80-gallon water heaters should be $5.54/month for 80-gallon units and

$6.68/month for the 120-gallon units, amounting to an undercollection of revenue in rental rates of 54 cents and 68 cents per month, respectively). Accordingly,

the Company will impose this increase in rental rates on its water heater rental customers following the effective date of the final decision in this proceeding.

The revenues associated with this increase (less than $1/month) are quite small,

not the $1,366,428 of additional rental income contained in the draft decision.

In any event, the rate year revenues of $1,366,428 imputed to the Company should be removed and no additional revenues received by the Company due to the rental rate change should be imputed to the Company until such change occurs. It is important to note, however, that the Company will continue to experience losses in revenues due to the continued decline in water heater unit rentals and will incur significant costs for water heater unit removals - losses and costs that must also be taken into account when determining the Company's net revenues associated with water heater rentals.

                                       33

         G.       Service Quality.
                  ---------------

         Proposed Order No. 13 of the draft decision requires UI to amend its security deposit procedures to include the provision of a separate written receipt to every customer. This would require costly modifications to UI's current customer information system ("CIS"), which is scheduled for decommissioning in the 2nd or 3rd quarter of 2003. The new CIS will have the capability to provide receipts for security deposits. UI recommends that the current procedures remain in effect, utilizing the customer's check as the customer's receipt, until the new CIS is implemented.

         UI is not certain as to the intended scope of proposed Order No. 15 of the draft decision, which would require the Company to submit changes to its customer service practices, procedures or policies in writing to the Department at least 10 days prior to the effective date of changes. This would be burdensome for the Department and the Company. To the extent that the proposed order is intended to cover major changes directly affecting customer termination of service, the Company does not object to the submission. However, because there are hundreds of minor changes made each year to refine the Company's internal procedures to facilitate the customer service process or to adapt to changes in technology, it would be unwieldy and burdensome to submit these changes. Moreover, it would be inconsistent with the Department's long-standing view that specific procedures are the responsibility of a company's management.

The day to day flow of minor procedure changes would fill files, without corresponding benefit.

         H.       Renewable Energy Charge.
                  -----------------------

         As noted in the draft decision, the Renewable Energy Charge will increase on the effective date of the final decision in this proceeding,

reflecting the statutory requirement that the charge be increased on customer bills. To recognize this increase in the Renewable Charge, the

                                       34

Company will make a corresponding decrease to CTA charges. For the charges that would have been applicable for the period beginning July 1, 2002 and continuing until the charge begins to be included on customer bills, the Company will track this amount for true-up in the annual CTA reconciliation docket.

IV.      RETURN ON EQUITY, CAPITAL  STRUCTURE, EARNINGS SHARING MECHANISM AND
         RATE BASE

         A.       Return on Equity.
                  -----------------

                  1.       The draft decision's proposed 10.3% ROE fails the
                           -------------------------------------------------
common sense test.
-----------------

         The draft decision has twisted and turned the discounted cash flow methodology, and resorted to reliance on the capital asset pricing model methodology, in an effort to justify an apparently predetermined notion that

UI's return on equity should be substantially lower than its presently authorized 11.5%. In these exceptions, the Company discusses the incorrect premises and changed analyses necessitated in the draft to purport to justify lowering UI's return on equity by 120 basis points, to 10.3%.

         The Department's consideration of these written exceptions, however,

should not start with an attempt to get into the ins and outs of a specific methodology and inputs, but with a review of the result from a common sense perspective: does an ROE determination of 10.3% for UI make any sense? It is clear that the answer is no. In the year 2002, the Department has determined that the rates of Yankee Gas Services Company ("Yankee") should be set on the basis of an 11.0% cost of equity, and therefore an authorized 11.0% ROE./17 Also in the year 2002, the Department has approved continuing the authorized 10.8%

ROE of Connecticut

-------------------------
17 Application of Yankee Gas Service Company, 01-05-19PH01, January 30, 2002.

                                       35

Natural Gas Corporation ("CNG") for four additional years/18, and the Department has approved continuing the authorized 10.71% ROE of Southern Connecticut Gas

Company ("Southern") for four additional years./19

         UI is at least as risky as each of Yankee, CNG and Southern. The ratemaking capital structure for Yankee at the end of January 2002 included

47.29% equity./20  When the Department in February 2002 approved continuing

CNG's 10.8% ROE, that company's then-most recent filings with the Department showed CNG with 49.27% equity in its capital structure (it is now 50.62% equity according to CNG's August 15, 2002 filing with the Department in Docket No,

76-03-07)./21  For Southern, the most recent filing showed Southern with 48.77%

equity (it is now 48.65% equity)./22 The draft decision proposes to set UI's ratemaking capital structure at 47% equity, below each of these other companies.

         Comparing bond ratings, UI's senior debt is rated at the same level as the senior debt of CNG and Southern. (Yankee debt did not appear to be rated by

Moody's.) All three of the gas distribution companies have purchased gas adjustment clauses. In addition, Southern has a weather normalization clause.

Yankee, CNG and Southern all have earnings sharing mechanisms more favorable to their shareowners (percentage split as well as higher cap) than the sharing proposed in the draft decision for UI. (See discussion in Section C, below.)

---------------------------
18 Application of Connecticut Natural Gas Corporation, 99-09-03, May 9, 2001,
   modified in DPUC Review of Settlement Agreement Among the Office of the
   Consumer Counsel, Connecticut Natural Gas Corporation and The Southern
   Connecticut Gas Companies, et al, 01-10-17, February 22, 2002.
19 DPUC Review of Southern Connecticut Gas Company's Rates and Charges - Phase
   III, 99-04-18, November 22, 2000, modified in DPUC Review of Settlement
   Agreement Among the Office of the Consumer Counsel, Connecticut Natural Gas
   Corporation and The Southern Connecticut Gas Companies, et al, 01-10-17,
   February 22, 2002.
20 Application of Yankee Gas Service Company, 01-05-19PH01, January 30, 2002.
21 Docket No. 76-03-07, Investigation to Consider Rate Adjustment Procedures and
   Mechanisms Appropriate to Charge or Reimburse the Consumer for Changes in the
   Cost of Fossil Fuel and/or Purchased Gas for Electric and Gas Public Service
   Companies.
22 Docket No. 76-03-07, Investigation to Consider Rate Adjustment Procedures and
   Mechanisms Appropriate to Charge or Reimburse the Consumer for Changes in the
   Cost of Fossil Fuel and/or Purchased Gas for Electric and Gas Public Service
   Companies.

                                       36

         The stock market generally and utilities specifically were at higher price levels in the winter 2002 when the Department approved the ROEs for these companies, in contrast to the much poorer conditions faced today for UI.

Moreover, the stock yields were lower in the winter 2002 than they are today.

(See discussion in subsection 3, below.)

         Finally, it is more risky to be an electric distribution company that has divested generation but still maintains supplier of last resort obligations,

compared to a gas distribution company. The unsettled status of electric distribution companies' supply obligations in the future, post-standard offer,

contributes to the risk. Experience shows that an electric utility's supply obligations can lead to financial distress, and can result in bankruptcy,

dividend reductions or credit rating downgrades, or a combination of these effects.

         The draft decision's proposed 10.3% ROE for UI (even if it were attainable on the basis of the draft decision) cannot be reconciled with the

Department's ROE orders this year for Yankee, CNG and Southern. Nor can the draft's proposed 10.3% be reconciled with the average 11.19% ROE authorized in decisions this year for electric and gas distribution companies nationwide.

         Since the draft decision's proposed ROE for UI is significantly inconsistent with recent results both in Connecticut and elsewhere, UI asks the

Department to carefully review the assumptions, premises, adjustments,

inclusions, exclusions, and averagings that were necessary to enable the draft decision to reach down to 10.3%.

         The draft decision is clear regarding the source of its numbers and reasoning. Indeed, this clarity reveals three problems. First, the draft decision proceeds from an incorrect premise regarding an assumed connection between UI's financial strength RELATIVE to its last litigated rate proceeding and the ABSOLUTE level of today's cost of equity. Second, the draft decision makes a

                                       37

presumption--demonstrably inaccurate--about a tie between UI's March

2002 update and "present conditions in the market." (Draft decision at 18.)

Third, this incorrect premise leads the draft decision to make downward adjustments to its recommendation, both in the form of selective changes to the proxy group and proxy group data and in the form of unsupported "averaging" with numbers offered by the OCC.

         The draft decision would have significant--and unreasonable--impacts on

UI's opportunity to recover prospectively its reasonable costs of providing utility service to its customers, including its cost of capital. Following federal court decisions in BLUEFIELD/23 and HOPE,/24 utilities are entitled to a level of revenues that will allow them ". . . to cover their operating and capital costs, to attract needed capital and to maintain their financial integrity, and yet provide appropriate protection for the relevant public interests, both existing and foreseeable." Conn. Gen. Stat. paragraph

16-19e(a)(4).  The basis for the statutory and constitutional requirements that such costs be recovered is that the inability to recover these costs will adversely affect a company's ability to perform to customer expectations, make investments in distribution and transmission plant necessary to meet customer demand, and continue to provide safe, adequate, and reliable service to customers. The draft decision is not in the best interest of UI's customers and should be substantially modified to authorize a reasonable ROE, consistent with the Department's and other regulatory commissions' findings in 2002.

                  2.        The draft decision's analysis is based on
                            -----------------------------------------
preconceptions.
--------------

         RELATIVE RISK OF UI TODAY VS. 1996

         The draft decision begins its cost of equity section with the following statement:

-----------------------
23 Bluefield Water Works and  Improvement Co. v. Public Service Commission,
   -----------------------------------------------------------------------
   262 U.S. 679 (1923).
24 Federal Power Commission v. Hope Natural Gas Co., 320 U.S. 591 (1944).
   ------------------------------------------------

                                       38

         ...it became indisputably clear that a change in UI's allowed return of
         11.5%, established in 1996, was warranted in this proceeding. (Draft decision at 11.)

The reasons given for this conclusion in the draft decision are the following:

(1) better financial strength for UIL RELATIVE to 1996; (2) lower interest rates

RELATIVE to 1996; (3) RELATIVE business risk decline with respect to 1996 due to divesting generation; and (4) a stranded cost recovery mechanism for UI,

RELATIVE to 1996. In the language of the draft decision, these factors "clearly supported a downward adjustment to the Company's return." (Draft decision at 11,

22-23, 25.)

         The draft decision makes a manifest error by connecting these RELATIVE comparisons (1996 to 2002 for UI) to the ABSOLUTE cost of equity level for an electric distribution company./25  None of the relative comparisons cited by the draft decision provides any evidence or insight into the level of the cost of equity for UI today, because:

          o           If the underlying cost of equity capital has risen, a
                      company's equity costs could rise over time even if its
                      credit rating has improved.

          o           If the rate spread reflecting equity risk has widened, a
                      company's cost of equity capital could rise over time even if interest rates have declined.

          o           If regulated generation was, in 1996, considered no more
                      risky than regulated distribution, then divesting
                      generation would not decrease risk relative to that in
                      1996.

          o           If the underlying cost of equity capital has risen, a
                      company's cost of equity capital could rise even if it has a stranded cost recovery mechanism. UI was recovering its
                      just and reasonable costs in 1996, including the costs now viewed as "stranded costs," such as the above-market costs of the Company's nuclear assets, and therefore UI's cost
                      recovery is little changed. The stranded cost mechanism
                      simply provides a means of separating economic costs of
                      running a utility business from stranded costs.

-----------------------
25 The proxy group analysis seeks to find a reliable cost of capital figure by gauging the market evidence for utility companies that have comparable business and financial risks to the regulated utility operations of UI.

                                       39

The draft decision's focus on relative differences appears to have precluded an objective determination of the absolute cost of equity for UI today./26

Instead, the draft decision penalizes UI for improving its financial health since 1996. As discussed above, UI is at least as risky as Yankee, CNG and

Southern in the year 2002. Even with the Company's increased equity percentage and improved credit rating compared to 1996, UI is still not quite on par with the gas companies.

                  3.       The draft decision ignores current stock market
                           -----------------------------------------------
conditions, which render the October 2001 DCF analysis more relevant than the
-----------------------------------------------------------------------------
March 2002 "update."
------------------

         The draft decision has ignored the steep slide in the stock market generally (and for UI in particular) subsequent to March. The draft decision states:

         The Department finds the results of the Company's updated DCF analysis based upon March 25, 2002 stock prices more relevant than UI's earlier
         DCF using October 10, 2001 prices. UI's recent study is more representative of present conditions in the market place [presumably as of the August 15, 2002 date of issuance of the draft decision] and therefore investor return expectations. (page 18; emphasis added)

The precipitous drop in stock market values between late March and the August

15, 2002 draft decision date contradicts this statement. It is quite clear that current conditions are much closer to October 2001 than March 2002. There was a short-lived peak in late March; by the time of

------------------------
26 The draft decision also ignored evidence contradicting the staff's assumptions. For example, there is no support for the assumption that an electric distribution company is less risky in 2002 if it does not own generation, compared to owning generation in a regulated environment in 1996.
   UI showed (Makholm pre-filed testimony, pp. 33-37) that in 1996, before the advent of restructuring of electric utilities generally in the US, regulators considered electric distribution companies to be no less risky than fully-regulated, integrated electric companies. It is only after generation became deregulated that generation is perceived to have become more risky.
   Generation is now unregulated in most states that have restructured, and unregulated generation companies are more risky than the formerly regulated generation business was--but that does not mean that the regulated T and D utilities are less risky than when they were vertically-integrated utilities
   Further, as to UI specifically, no generation investment (including nuclear generation investment) had been disallowed for more than a decade. In contrast, distribution company operation and maintenance expenses have always been, and continue to be, subject to review and reduction (as seen in the present draft decision). The draft decision also states that through stranded cost recovery, UI has guaranteed returns of half of its rate base. (Draft decision at 22.) In contrast, the stranded cost rate base is declining rapidly, and will be less than 20% if the Company's rate base in five years.

                                       40

the issuance of the draft decision, the stock market had returned to levels generally below those exhibited in October 2001, the basis for UI's original filing. The stock of UIL Holdings Corporation ("UIL") closed at $48.04 on

October 10, 2001; $56.95 on March 25, 2001; $44.36 on August 14, 2002; and

$38.19 on September 11, 2002. The Dow Jones Industrial Average closed at

9,410.45 on October 10, 2001; 10,281.67 on March 25, 2002; 8,743.30 on

August 14, 2002; and 8,581.17 on September 11, 2002 (the last close before these exceptions are filed).

         The DCF method, relied upon consistently by the Department for many years,/27 calculates the sum of the dividend yield and growth expectations to determine the cost of capital. Because the yield portion of the DCF method is simply the dividend divided by the stock price, lower stock prices mean a higher cost of capital consistent with the same growth expectations. Stock market values are key for DCF analyses, and broad stock averages are particularly important in proxy group analyses that attempt to measure capital costs for an industry rather than a single stock.

         Looking at the UIL stock price, the UIL yield and the Dow Jones

Industrial Average illustrates the problem:

TABLE 1

--------------------------------------------------------------------------------
                      October 10, 2001      March 25, 2002    August 14, 2002
                      (closing prices)     (closing prices)   (closing prices)
--------------------------------------------------------------------------------
UIL Stock Price       $48.04               $56.95             $44.36
UIL Yield             6.2%                 5.2%               6.7%
Dow Jones Industrial
Average               9,410.45             10,281.67          8,743.30
--------------------------------------------------------------------------------

------------------------
27 UI will not repeat here the lengthy discussion of the DCF methodology in its briefs or the Company's discussion of the errors and biases in the approach of Mr. Rothschild, the OCC's consultant. These errors and biases were evident on cross-examination in this proceeding. Moreover, this Department and other regulatory bodies have found similar errors and biases in Mr. Rothschild's approach in the past. It is not appropriate here for the draft decision to bolster Mr. Rothschild's erroneous approach in an attempt to support a reduction of UI's ROE.

                                       41

The market on March 25 (the UI update prior to the beginning of hearings)

reached a 2002 peak (both for UI and broad stock market indexes) before experiencing a precipitous decline. The graphs of the UI stock price and Dow

Jones Industrial Average are shown below.

3/25/2002
UIL: $56.21
8/14/2002
UIL: $44.36
10/10/2001
UIL: $46.08
10/10/2001
DJI: 9240.9
3/25/2002
DJI: 10281.7
8/14/2002
DJI: 8743.3
DJI
UIL $/share
12000
11000
10000
9000
8000
7000
6000
60
55
50
45
40
35
30
10-Oct-01
6-Dec-01
5-Feb-02
4-Apr-02
31-May-02
29-Jul-02
DJI
UIL

By the time of the draft decision in August, the March update was far less indicative of "current market conditions" than the original filing based on

October data. The draft decision specifically notes UIL's March 25 dividend yield of 5.2% as a significant fact. (Draft decision, p. 22.) Yet as of the date the draft decision was issued, UIL's yield had increased to 6.7% -- even above the 6.2% level of October 10, 2001. Clearly the March update is less representative of "current market conditions" than the original October data on cost of capital.

                                       42

         Current conditions are far better represented by the October 2001 analysis than the March 2002 data. Alternatively, if the Department is interested in updating the analysis, it could do so in a second draft decision on the basis of stock prices, Value Line and Zacks input publicly available as of closing on August 14, 2002, the day before the Department issued its first draft decision./28  Even if the proxy group were reconfigured as proposed in the draft decision, the calculated DCF cost of equity result is substantially higher based on current market conditions than the March 2002 conditions solely relied on by the draft decision. Based on August 14, 2002 conditions, the DCF result would still be 11.05% (excluding issuance costs; 11.20% including 15 basis points for issuance costs) if both Green Mountain Power and Northeast Utilities are added to the proxy group, as proposed in the draft decision. The result would be 10.82% (excluding issuance costs; 10.97% including 15 basis points for issuance costs) if Green Mountain Power and Northeast Utilities are added, and

DPL is excluded from the proxy group. Even if Green Mountain Power and Northeast

Utilities are added to the proxy group and both DPL and Unisource are dropped from the proxy group, the current DCF calculated would be 10.86% (again,

excluding issuance costs; 11.01% including 15 basis points for issuance costs).

If the draft decision's adjustment for "b" (see discussion, below) were made to the "Green Mountain Power/Northeast Utilities in and DPL and Unisource out"

scenario, the DCF result is still 10.79%. Adding 15 basis points for issuance costs, even the most tortuous DCF result under current conditions would be

10.94%.

--------------------
28 Using the ex-dividend date adjusted stock prices for August 14, 2002, the most recent four actual dividend per share payments, three methods of determining the proper growth rate (Value Line EPS growth, Value Line fundamental growth, and Zacks growth rates), and an increment for selling and issuance costs, the Department would find that the calculated cost of equity for the proxy group is about the same as it was in October 2001 and substantially higher than the March 2002 update.

                                       43

         The draft decision makes four adjustments to Dr. Makholm's Update and

Rebuttal testimony, using March 25, 2002 stock prices. The draft decision:

         1.  adds Green Mountain Power and Northeast Utilities to the proxy group;/29

         2.  drops DPL from the proxy group;

         3.  adjusts the EPS growth rates of Pinnacle West and UniSource, and then drops UniSource from the sample; and

         4.  makes a seven basis point downward adjustment to "average" Mr.
             Rothschild's "b" and Dr. Makholm's "b."

Even taking all these inclusions, exclusions, and averaging, the draft decision's adjustment still would only produce a DCF result of 10.94% under current conditions:

TABLE 2.

--------------------------------------------------------------------------------
                                          DCF RESULT          FINAL RESULT
                                        (before issuance    (including 15 basis
                                         costs)             points for issuance
                                                            costs)
--------------------------------------------------------------------------------
DCF Results (excluding issuance costs)     11.38%                11.53%
 under August 14, 2002 conditions
Include GMP and NU in group                11.05%                11.20%
Drop DPL                                   10.82%                10.97%
Drop UniSource                             10.86%                11.01%
Make .07% adjustment for b                 10.79%                10.94%
--------------------------------------------------------------------------------

         A similar analysis can be performed using Dr. Makholm's November 2001 pre-filed testimony, which used stock prices as of October 10, 2001. As explained above, the October 10

------------------------
29 Adding Green Mountain Power and NU moves the current number "down" to 10.65%,
   33 basis points, only because NU shows a cost of equity of 5.4 percent using
   Zacks data, clearly a ridiculous number.

                                       44

stock prices are more representative of current stock market conditions than are the March 25, 2002 stock prices used in the draft decision.

         Making the same exclusions, inclusions and adjustments, the DCF cost of equity result is 11.08%, using October 10, 2001 data that are representative of current stock conditions. The data for these calculations are set forth in

Exhibit JDM-1-14 (November 2001). The individual results are shown in Table 3.

TABLE 3.

--------------------------------------------------------------------------------
                                   DCF RESULT                     FINAL RESULT
                                  (before issuance costs)         (including 15
                                                                   basis points
                                                                   for issuance
                                                                   costs)
--------------------------------------------------------------------------------
DCF Results (excluding               11.35%                           11.50%
issuance costs)
from Makholm November 2001
pre-filed testimony and exhibits
--------------------------------------------------------------------------------
Delete CH Energy (merger             11.0%                            11.15%
candidate) and Puget (dividend
cut) from proxy group/30
--------------------------------------------------------------------------------
Include GMP and NU in group          Not appropriate to include.
                                     Both GMP and NU had an earnings
                                     deficit in 2000, according to
                                     Value Line/31
--------------------------------------------------------------------------------
Drop DPL                             11.0% (No adjustment required;   11.15%
                                     not included in the October 10
                                     group)
--------------------------------------------------------------------------------
Drop UniSource                       11.0% (No adjustment required;   11.15%
                                     not included in the October 10
                                     group)
--------------------------------------------------------------------------------
Make 7 basis point                   10.93%                           11.08%
adjustment for b
--------------------------------------------------------------------------------

         It is obvious that the draft decision's statement about "present conditions" in the market place relating to the March 2002 UI update filing is not supportable. The draft decision acknowledges that the DCF, which relies critically on stock market values, is a reliable gauge for

-------------------------
30 Each of these companies was excluded from the JDM Update and Rebuttal comparable group, and therefore is excluded here.
31 If GMP and NU were to be included, the DCF result would increase substantially. The individual DCFs for GMP and NU are each over 30, utilizing October 10, 2001 data.

                                       45

the cost of equity. The draft decision's search for a lower DCF number cannot be justified by its reliance on atypical, non-representative March 2002 market conditions. The Department should discard the March 2002. Notably, the original

October 2001 data are more representative of current conditions (lower stock prices and lower investor expectations).

                  4.        The draft decision's implication that the proxy
                            -----------------------------------------------
group calculated cost of equity was biased upward because of unregulated
------------------------------------------------------------------------
operations is baseless.
----------------------

         The draft decision implies that the proxy group overstates the calculated DCF cost of equity because of unregulated activities of the companies in the proxy group. This is baseless. Indeed, as discussed below, limiting the proxy group to companies with 90% or more of revenues from regulated operations

(compared to 80%) had the effect of increasing the calculated cost of equity.

                  5.       The draft decision's "adjustments" to the proxy group
                           -----------------------------------------------------
biased the draft decision downward.
----------------------------------

         The draft decision struggles in its efforts to justify its changes to the proxy group. Without the draft decision's inclusions and exclusions, the calculated cost of equity, and hence the authorized ROE, would have been too high to support a large downward adjustment. The Company will not repeat in full its discussion of the DCF methodology (see UI's brief at pp. 45-49 and its reply brief at 4-11), and focuses here on some of the most significant problems with the draft decision's changing the proxy group.

         If, after the fact, one were to re-look at the proxy group to see if any companies in the group should be excluded, the first company to be excluded would have been UIL Holdings Corporation ("UIL"), UI's parent company. The draft decision expresses concern that the proxy group may overstate the risk because the group includes companies that have unregulated

                                       46

activities in addition to regulated utility operations. Yet UIL, which on the basis of reported data in October 2001 derived 80% of its revenues from regulated operations, derived only 75% from regulated operations by the time the inclusion/exclusion questions began at the hearings. There is no reason to keep

UIL in the proxy group, except that it lowered the calculated number.

         Moreover, the draft decision also fails to acknowledge that because there were questions as to whether regulated operations increased the risk of the proxy group, Dr. Makholm showed that if the proxy group criterion required

90% or more of revenues from regulated operations, the calculated cost of equity number for the proxy group went up, contradicting any assumption that the proxy group was biased. If UIL were to be excluded from the comparable group, Dr.

Makholm's DCF results would have gone up, suggesting that his DCF analysis produces a conservative result.

         On page 22, the draft decision takes the UIL-specific number (which has no more weight than any other proxy group number -- and indeed should have less due to the growth of its unregulated businesses) out of context, quoting the

7.65% number as "appropriate." This is a misuse of Dr. Makholm's evidence. The

UIL number was cited because it was low, and because it was UIL, UI's parent.

The DCF results for the proxy group as a whole are the only ones that are meaningful. It would have been equally meaningful for the draft decision to cite the 12.14 calculated in the DCF analysis separately for Alliant. As the

Department has recognized, the point of a proxy group is that the group as a whole is representative of the risk of regulated utility operations. Individual variations are irrelevant to the analysis.

                  6.       The draft decision's "averaging" of issuance costs
                           --------------------------------------------------
has no basis.
------------

         As discussed in UI's main brief (at 48-49), Dr. Makholm has calculated an adjustment for selling and issuance costs.  Dr. Makholm calculated the appropriate adjustment to be 24 basis

                                       47

points, which is consistent in calculation and magnitude with the adjustments previously approved by the Department.  (Late-File Exhibit No. 6, Exhibit JDM

Update Revised-14/32; Tr. at 115.)  Mr. Rothschild, on the other hand, merely cited a FERC order as his basis for recommending a very low (essentially non-existent) issuance cost allowance.

         Unless an adjustment is made to reflect this phenomenon in the fair rate of return -- an adjustment consistent with the issuance cost adjustment already made for debt and preferred stock -- the resulting fair rate of return calculations will be too low. The Department accepted the principle that selling and issuance costs should be recovered in rates through inclusion in the allowed cost of common equity, in its most recent rate decision for Southern Connecticut

Gas Company (Docket No. 99-04-18, Order dated January 28, 2000, p. 67).

         Mr. Rothschild's approach clearly had no substantive basis. Averaging

Rothschild's number and a variation of Makholm's reasonable number has no basis other than as a means to keep the draft decision's ROE number at its predetermined level.

                  7.       The draft decision utilizes the unreliable CAPM in
                           --------------------------------------------------
order to bring down the ROE number.
----------------------------------

         There was significant discussion in the pre-filed testimony and at the hearings of the unreliability of the capital asset pricing model ("CAPM") as a means for determining cost of equity. Earlier this year the Department in its

Yankee Gas decision clearly stated (Docket No. 01-05-19PH01, p. 66) that "[t]he

Department finds that OCC's non-DCF techniques, or corroborative analyses, fail in that they seemingly do not support, agree with, or confirm

------------------------
32 The issuance costs using October 2001 data were calculated to be 28 basis points.

                                       48

anything." Not even the OCC's Mr. Rothschild argued for the CAPM approach,/33 and he readily agreed to the problems and volatility of the CAPM results noted

by another OCC consultant in the Yankee Gas proceeding. The analysts' choices about inputs will drive the results, impacting the results by hundreds of basis points. Accordingly, CAPM theory cannot provide a useful guide in determining

ROE. To arrive at a reasonable allowed ROE for UI, the Department need not find

OCC's Risk Premium/CAPM analyses to be reasonable, as the draft decision does on page 21. Given the Department's experience with Risk Premium/CAPM in this case and the recent Yankee Gas case, the Department should not give Risk Premium and

CAPM methodologies any weight or value whatsoever. The sole purpose of using

Risk Premium/CAPM would be to reduce UI's ROE below what would otherwise be reasonably calculated.

                  8.       The draft decision does not calculate "b" properly.
                           ---------------------------------------------------

         The draft decision splits the difference between Mr. Rothschild's "b"

and Dr. Makholm's reasonable estimate of "b", as if they were on equal analytical footing.  As demonstrated at the hearings and as discussed in the briefs, that is clearly not the case.  The Department correctly states (p. 20)

that "a higher calculation of `B' in the Company's DCF results in a higher cost of equity" than if a lower "b" is used.  However, that does not justify averaging a reasonable "b" with an understated "b" in order to reach a lower

DCF result for ROE.  Adopting Mr. Rothschild's proposed retention ratio substantially understates companies' growth for the future.

-----------------------
33 For example, both UI's and OCC's witness testified on the difficulty of estimating the equity risk premium which, when added to interest rates would give the cost of equity.  Mr. Rothschild acknowledges that "current unusual distortions" (Rothschild pre-filed testimony, p. 18) have caused him to modify his usual risk premium approach.  Mr. Rothschild himself admits that the results of the inflation premium method are difficult to predict in times of recession.  (Rothschild, Direct, p. 20)  Further, Dr. Makholm explained in his Update and Rebuttal testimony (Makholm, Update and Rebuttal,
   pp. 22-26) that the risk premium component of the cost of equity (as determined by the CAPM) is subject to irresolvable disputes.  Such evidence contradicts the presumption displayed in the draft decision that interest rate movements can by themselves determine the cost of equity.

                                       49

Mr. Rothschild's "b" is an outlier relative to the years before and after the one that he used - graphically, the Rothschild "b" is the point of a check mark compared to years before and after.  (See Late-File Exhibit No. 74; Makholm

Update and Rebuttal at 13-14.)  This Department and the Oregon state regulatory commission have previously rejected Mr. Rothschild's retention ratio as imposing a downward bias.  (Tr. at 500-01.)

         By calculating "b" using 2001 data, Mr. Rothschild relies upon a backward-looking measure of the retention ratio that does not reflect expected increases in retention ratios in the future.  (Tr. at 1438-39.)  As Dr. Makholm demonstrated at the hearings, retention ratios were particularly low in 2001 for the sample group -- lower than in the preceding year and lower than all projections for subsequent years -- which results in a serious downward bias in

Mr. Rothschild's "b * r" calculation.  (Tr. at 1433-39; Late-File Exhibit

No. 74; Makholm Update and Rebuttal at 13-14.)

         The Makholm "b" is on sound ground both theoretically and based on experience. The Rothschild "b" is an extreme point, well below the past and the expectations for the future.

                  9.       Conclusion on ROE.
                           ------------------

         The draft decision seriously understates the Company's cost of equity and puts the Company at a major disadvantage in attracting and retaining investors. It is noteworthy that the draft decision made only one fleeting reference to the needs of the investor: "UI's recent study is more representative of present conditions in the market place and therefore investor return expectations." (Draft decision at 18.) Whether that assertion is an accurate assertion of investors' views can be debated. But what is fact is that

UIL's stock price has materially underperformed the Dow Jones Utility Average since the draft decision was issued on August 15. The company's stock declined

5.2% between that date and September 2, compared to only a

                                       50

1.8% decline for the DJUA. The closing price of UIL stock on September 11, 2002,

the day before filing these exceptions, was 38.19. It is reasonable to draw the inference that investors are deeply concerned about the findings in the draft order.

         The 10.3% ROE incorporated in the draft order translates into a reduction in earnings power for UI, which, logically, will affect the potential for future growth. The lower ROE does not reflect the added risks that UI faces as a distribution company, nor those pertaining to the electric utility industry. The draft's ROE is not based on present market conditions. The number is not consistent with the Department's determinations in other cases this year,

and it is below recent decisions for electric and gas companies in other states.

         B.       Capital Structure and Dividend Payout.
                  -------------------------------------

         The financial impacts of the draft decision are significant. UI (and now UIL) has maintained since 1996 an annual dividend to shareowners of $40.6 million. The draft decision appears to contemplate that the Company will be able to maintain a 70%/30% allocation of net income between dividends and retention.

(Draft decision at 33.) Yet the draft decision does not result in projected income that would support a 70% payout ratio./34  UI believes that a 70 - 80%

payout ratio would be reasonable. Modifications to the draft decision in response to the Company's exceptions with respect to rate base, capital structure and ROE, taken together, will help to address this important concern.

         With the sale of the Company's interests in the Seabrook nuclear station, there is no dispute that UI's capital structure will consist of slightly over 50% equity. However, instead of using the actual capital structure for ratemaking, the draft decision uses a hypothetical 47%,

--------------------------
34 The draft bases its 70%/30% upon a $53.2 million net income. The $53.2 million number cited in the working capital section of the draft decision is based on an 11.5% ROE and expected nuclear division earnings, which are not included for ratemaking in accordance with the state's Restructuring Act, and in any event will be gone with the sale of Seabrook.

                                       51

about 3% less equity than the Company will have post-divestiture of Seabrook.

The draft decision's choice to limit ratemaking equity to 47% results in a higher payout ratio than with the Company's actual 50% equity. The effect of the

47% equity, coupled with the reduction of ROE from 11.5% to 10.3% proposed in the draft decision, is that there is 15.8% less income available to support the established dividend.

         Sustainability of the dividend is not "just a shareowner matter." It is a Department concern. Basic fairness requires that the Department consider whether its assumptions, adjustments and cuts are reasonable if they jeopardize the Company's dividend. The rates resulting from the Department's decision must be sufficient to enable the Company to cover its capital costs and to attract needed capital. A regulatory-driven dividend reduction is contrary to that standard.

         C.       Earnings Sharing Mechanism.
                  --------------------------

         The draft decision proposes an earnings sharing mechanism ("ESM") that would provide for 50% of earnings over the authorized ROE to be retained by UI's shareowners and 50% to customers. The customers' 50% would be divided equally between bill surcredits and accelerated amortization of nuclear stranded costs.

Earnings up to 500 basis points above the authorized ROE (pre-sharing) would be shared; thereafter, all earnings would be 100% to customers. The draft decision's ESM provides distinctly fewer benefits to shareowners than other ESMs ordered by the Department. While UI understands that the Department has indicated that all ESMs need not be identical, one ESM should not be severely less or more favorable than other ESMs.

         The 50/50 sharing set forth in the draft decision is less favorable than the ESMs for each of Yankee, Southern and CNG. For each of those companies,

the ESM starts with 75% of the

                                       52

first 100 basis points of earnings over their authorized ROEs retained as earnings, and only 25% is shared with customers. For each of the next several years, shareowners' 75% continues to apply, although to a smaller number of basis points over the authorized ROE. UI would not oppose a 50/50 sharing provided that the other ESM terms were not significantly less equitable than other ESMs. However, the draft decision's proposed ESM for UI is more severe on two other points, discussed below.

         Only UI's ESM requires that cash surcredits be provided to customers.

This adversely impacts the Company's cash flow. UI suggests that customers'

portion of sharing be used exclusively for accelerated amortization.

         The draft decision applies an earnings cap of 500 basis points above the authorized ROE, measured on a pre-sharing basis; thereafter, all earnings
                                  -----------
are provided 100% to customers. Earlier this year, the Department ordered an earnings cap of 500 basis points POST-SHARING for both CNG and Southern. This means that both CNG and Southern are authorized to retain 250 basis points of earnings that UI would be required to provide 100% to customers. Neither the

Yankee ESM nor the CL and P ESM has any cap.

         D.       Rate Base.
                  ----------

                  1.    Overview.
                        ---------

         The draft decision has understated rate base by $4.602 million as a result of errors in calculation or referencing a wrong number. This has resulted in an understatement of revenue requirements in the draft decision as set forth below.

         The draft decision's limited discussion of the Company's rate base is inconsistent with a rate plan. The draft decision considers 2002, but disregards rate base changes over the years 2003-2007. Net increases to rate base in 2003 and 2004 mean that the Company will need more

                                       53

revenue to achieve its authorized return. As such, rate base requirements for

2003 through 2007 must be considered in determining rates for the applicable years in a rate plan.

         The specific exceptions in this section address the draft decision's comments on 2002 rate base.

                  2.    Starting Balance.
                        -----------------

         The draft decision makes rate base adjustments to Prepaid Expenses,

Accrued Vacation and Working Capital using an incorrect starting balance for

2002. The draft's adjustments were based on a projected 2002 starting balance,

which UI filed before the end of 2001. The starting rate base balance for 2002 was revised in Late-File Exhibit No. 63 to reflect the actual ending balance for

2001. The rate base balance used in the draft was $1,562,000 too low, consisting of understated balances of proposed expenses, accrued vacation and working capital, as follows:

--------------------------------------------------------------------------------
ITEM ADJUSTED       ($1000'S) ACTUAL   ($1000'S) ORIGINALLY   ($1000'S) AMOUNT
AFTER TRUE UP OF       12/31/01            FILED AMOUNT        DUPLICATED IN
ACTUALS AND            BALANCE                                 DRAFT DECISION
ADJUSTED FROM                                                 (=ACTUAL-DRAFT)
FILING
--------------------------------------------------------------------------------
Prepaid Expenses             -                    -              $(28) /35
Accrued Vacation        (3,952)              (3,969)             $17
Working Capital         31,691               34,739             (1,524)/36
CTA Year End True Up         -                    -                (27)/37
Total Understatement    27,739               30,770             (1,562)
--------------------------------------------------------------------------------

There should be no dispute as to the 12/31/01 ending rate base balance, which becomes the 1/1/02 starting balance. By not using the updated actual starting balance for 2002, the draft has double counted adjustments, by also including these adjustments in the line item

------------------------
35 Additionally adjusted after $132,000 reduction for year-end true-up adjustment.
36 Reflects one-half of year end true-up reflected in average rate base adjustment.
37 CTA rate year end balance reduced $53,000 too much, average is therefore
   $27,000 too low.

                                       54

"Miscellaneous" in Appendix A:  Allowed Rate Base Summary to the draft decision.

                  3.    Rate A Meters.
                        --------------

         The Company will incur $4 million in capital costs ($2 million in 2002 and $2 million in 2003) for the meter-base adapters for the Rate A meters. (See discussion in UI's main brief at 31.) All of this investment needs to be added to rate base. However, the draft decision includes only $1 million in rate base in 2002 and ignores 2003. The failure to address the costs the Company will incur in 2003 is contrary to the concept of a rate plan. There must be a $1 million increase to average rate base for 2002, and a $2 million addition to rate base in 2003.

                  4.    Reserves.
                        ---------

         UI's proposal to increase the reserve for uncollectibles by $200,000 is approved in the draft decision. However, the draft's calculations do not treat this amount correctly. Rate base should be decreased by the after-tax amount of $120,250 ($200,000 * 60.125%) not by the amount of the increase

($200,000) to the reserve.

                  5.    Accrued Vacation.
                        -----------------

         Rate base should not be increased by $16,644 as proposed in the draft decision to reflect accrued vacation. Instead, the appropriate adjustment is a

$16,644 decrease to rate base. Schedule B-1.0, which was prepared in October

2001, shows UI's projected accrued vacation balance of $3,969,000 as of January

1, 2002. The actual amount of accrued vacation, shown in Late-File Exhibit No.

63, was $3,952,356 as of December 31, 2001. This amount should be a rate base reduction.

                  6.    Capital Budget.
                        ---------------

         The draft decision states that it accepts UI's capital budgets for

2002-2007. However, the draft does not use budget amounts to determine revenue requirements for years 2003 through

                                       55

2007, and does not increase rate base to reflect the capital investment in those years. Moreover, depreciation expense for 2003-2007 has not been taken into account.

                  7.    Working Capital.
                        ----------------

         The draft decision sets the Company's cash working capital allowance at

$25,651,000. The staff's working capital analysis includes errors in calculations and inappropriate working capital adjustments. As shown in the table below, correcting these discrepancies would result in a cash working capital allowance for the Company of $34,386,235.

                             [Table is on next page.]

                                       56

--------------------------------------------------------------------------------
WORKING CAPITAL ALLOWANCE PER DRAFT DECISION                        $25,651,000
--------------------------------------------------------------------------------
a. Draft Decision Calculation Errors/38                  Working Capital Impact
   ---------------------------------
--------------------------------------------------------------------------------
   Reduction to net income                                           $1,474,503
--------------------------------------------------------------------------------
   Expense Adjustments                                                 $385,732
--------------------------------------------------------------------------------
   Income Taxes                                                        $100,000
--------------------------------------------------------------------------------
Total for error correction                                           $1,960,235
--------------------------------------------------------------------------------
WORKING CAPITAL SUBTOTAL AFTER ERROR CORRECTION                     $27,611,235
--------------------------------------------------------------------------------
b.  Additional Working Capital Adjustments
    --------------------------------------
--------------------------------------------------------------------------------
   Net Income - Dividend                                             $4,385,000
--------------------------------------------------------------------------------
c.  Payroll Lag                                                        $195,000
--------------------------------------------------------------------------------
d.  Customer Deposits                                                  $144,000
--------------------------------------------------------------------------------
e.  Revenue Lead Adjustment after Seabrook Sale                      $2,051,000
--------------------------------------------------------------------------------
WORKING CAPITAL AFTER ERROR CORRECTION AND ADJUSTMENTS              $34,386,235
--------------------------------------------------------------------------------

--------------------------
38       Net Income Adjustment Calculation: The draft decision's net reduction
         ---------------------------------
   to the Company's net income of $7,366,526 is reflected in Table II and III
   (an increase of $15,676,605 and a decrease of $23,043,131). In addition, the draft decision reduces net income by $7,218,000 through excluding nuclear net income but does not adjust net income for working capital accordingly.
   Additional adjustments to the draft decision for errors and amounts double counted comprise a net income reduction of $661,000. The calculation
   ($7,366,526/365*35.3) + ($7,218,000/365*35.3) + ($661,000/365*35.3) amounts to a working capital increase of $1,474,503. The net lag of 35.3 days used in the foregoing calculations is as approved in the draft decision (revenue lead of 50.8 days less expense lag of 86.1 days).

         Expense Adjustment Calculation. The impact of the adjustments that the
         ------------------------------
   draft decision made to the Company's net income were not pushed back to expense items such as federal income taxes and gross earnings taxes. The
   Table II and III adjustments noted above result in federal income tax and gross earnings tax reductions of $6,511,000 and $1,975,000, respectively.
   This increases working capital by $162,329 ($6,511,000/365*9.1) and $139,403
   ($1,957,000/365*26.1), respectively. Additional expense adjustments made to the draft decision increase working capital by $84,000.

         Income Taxes.  The increase to working capital resulting from a
         ------------
   correction to the amount for income taxes should be $112,000 instead of
   $12,000 as noted in the  draft decision (at p.37).  Taxes were updated in
   OCC-13 to $1,154,000, from the initial forecast of $1,042,000 in Schedule
   H-1.1.  (Draft decision at p. 37.)

                                       57

                           a.       Calculation Errors.  The draft decision
                                    -------------------
makes numerous adjustments to the Company's revenues and expenses but fails to account for the working capital impact of these adjustments. As set forth in the table above, the Department's draft decision adjustments would increase the

Company's working capital by $1,960,235.

                           b.       Net Income - Dividends.   While the Company
                                    -----------------------
differs conceptually with the draft decision's conclusion regarding this issue,

if the assumption is made that the payment of dividends to shareowners is the only "definitive' outflow of cash, then the lag should be calculated based upon that actual cash outflow rather than a 70%/30% allocation. After consideration of the adjustments noted above, net income would be less than the $40,600,000 paid to UIL external shareowners./39  Therefore, the lag applied to all net income should be based on 45 days, with a resulting increase to working capital of $4,385,000./40

                           c.       Payroll.  The Company has correctly used a
                                    --------
lag period of 35.4 days for both payroll and payroll tax because these lags represent the actual time period within which such payments are made by the

Company. Contrary to the claims made in the draft decision, the Company has fully supported these expense lags. The staff appears to have adopted the OCC's position without an independent review of the record in this proceeding.

         In explaining the expense lags associated with the Company's payroll,

the Company demonstrated a net payroll lag of 35.4 days (See OCC-60-2) . In addition, the Company

----------------------
39 The draft decision adjusts net income in Tables II and III, excludes expenses related to the Company's nuclear operations but does not adjust for related net income impacts. The draft decision also contains numerous calculation errors - all of which reduce the Company's net income by $15,245,526 as follows: $54,186,000 as originally filed by the Company less the net Table II and III net income adjustment decrease of $7,366,526 (increase of $15,676,605 in Table II and decrease of $23,043,131 in Table III) less the exclusion of nuclear income and net income impacts of other draft decision calculation errors ($7,218,000 and $661,000, respectively).
40 The calculation is as follows:
   (($54,186,000-$15,245,526)/365) * (45-86.1) = $4,385,000.

                                       58

provided both testimony and documentary evidence to show that the withholdings associated with its payroll are paid by wire transfer at the same time that the payroll is paid. (See Tr. at 1413-15; supplement to OCC-193; UI Reply Brief at

35.) Accordingly, it is arbitrary and unreasonable to add a one-day lag to payroll and payroll taxes to account for payroll withholdings. As a result,

working capital should be increased by $195,000.

                          d.         Customer Deposits.  In its discussion of
                                     ------------------
customer deposits, the staff has chosen a five-year average in spite of a very real and continuing decline in economic conditions that has caused a corresponding and significant decline in the level of customer deposits from

1999 to the present (See EL-43). It is unreasonable to impute a customer deposit level of $1,980,00 in light of this continuing downward trend that has already led to a 2001 customer deposit level of $1,784,812 (El-43.) Working capital should be increased by $144,000 to reflect the more reasonable level of customer deposits.

                           e.       Revenue Lead.  While the draft decision
                                    -------------
refers to a "rate plan," there is no acknowledgement that the revenue lead accepted in the draft decision for 2002 (50.8 days) is not the revenue lead that will be experienced by the Company in years post-2002. As shown by the Company in documents submitted in this proceeding (OCC - 60), the Company's revenue lead will increase to 52 days after the sale of the Company's interest in the

Seabrook nuclear generating facility. Working capital for years subsequent to

2002 should be increased $2,051,000 to account for the true revenue lead for those periods.

                                       59

                                   CONCLUSION
                                   ----------

         UI asks that the Department consider the significant concerns identified by the Company with respect to the calculated ROE resulting from the draft decision; the sales forecast and a sales adjustment mechanism; expense reductions, particularly related to employees; return on equity, rate base and capital structure; transmission; rate design and structure; and the process and date required to set rates. UI respectfully requests that the Department issue a second draft decision, modified as outlined in these exceptions, in order that a reasonable decision, rates and rate plan can be put in place going forward.

                 Respectfully submitted,

                 THE UNITED ILLUMINATING COMPANY

                 By:   /s/ Linda L. Randell
                    ----------------------------------
                          Linda L. Randell
                          Sigrid E. Kun
                          Cecile M. Fraser
                          of Wiggin and Dana LLP
                          Its Attorneys
                          One Century Tower
                          265 Church Street
                          P.O. Box 1832
                          New Haven, CT  06508-1832
                          (203) 498-4322

                                       60

                                  CERTIFICATION
                                  -------------

         This is to certify that on this 12th day of September, 2002, an original and fourteen (14) copies of the foregoing was delivered by hand to

Louise E. Rickard, Acting Executive Secretary, Department of Public Utility

Control, 10 Franklin Square, New Britain, CT 06051, two (2) copies were delivered by hand on this 12th day of September, 2002, to the Office of Consumer

Counsel, 10 Franklin Square, New Britain, CT 06051, and two (2) copies were delivered by hand on this 12th day of September, 2002, to the Office of the

Attorney General, 10 Franklin Square, New Britain, CT 06051.

                                          /s/ Linda L. Randell
                                        ---------------------------
                                              Linda L. Randell

                                       61

                                THE UNITED ILLUMINATING COMPANY
                                          APPENDIX A
                                      DOCKET NO. 01-10-10

                                           PAGE 1 OF 8

                                     FINANCIAL SCHEDULES

          ATTACHED ARE THE FINANCIAL SCHEDULES REFLECTING THE CALCULATIONS
                  IN THE DRAFT DECISION ON A RATE COMPONENT BASIS
                                  FOR THE YEAR 2002.

          Please note the following:

           - The Company used Index B: Table III in the draft
          decision as the basis for the calculations. Errors in
          calculation and proposed changes identified in the
          Company's written exceptions have not been reflected
          in the attached schedules.

           - The full $41.3 million revenue requirement
          reduction has been adjusted to Wires (Delivery).

           - CTA and SBC rate components have been trued up to
          achieve an allowed ROE of 10.3%. Additional
          amortization expense and resulting rate base
          reductions are required to true-up the CTA to a 10.3%
          ROE. This results in a different operating income and
          rate base outcome than calculated in Table III of the
          draft decision to the Company (UI Regulated).

           - An interest synchronization calculation was used in
          determining income taxes, which is consistent with the
          draft decision.

           - Supplier costs in the amounts of $1,714,000 have
          been transferred from Wires (Delivery) to the GSC.
          This adjustment has been made to O and M expenses.

                                                          THE UNITED ILLUMINATING COMPANY
                                                                      APPENDIX A
                                                                 DOCKET NO. 01-10-10
                                                                (DOLLARS IN THOUSANDS)
                                                                     PAGE 2 OF 8

                                                                COMPANY (UI REGULATED)

                                                     Per Filing     Authority         Final                 Adjusted
                                                        2002       Adjustments       Changes                  2002
                                                        ----       -----------       -------                  ----

   OPERATING REVENUES
      Sales of Electricity                            $ 628,889      $ 20,546            $ -               $ 649,435
      Revenue Requirements Reduction                          -             -        (41,311)                (41,311)
      Revenue Transfer                                        -             -              -                       -
      Other Operating Revenue                            26,301         1,694              -                  27,995
                                                 --------------------------------------------------------------------
   TOTAL OPERATING REVENUES                             655,190        22,240        (41,311)                636,119

   OPERATING EXPENSES
      Fuel and Energy                                   265,711             -              -                 265,711
      Miscellaneous Expense                                   -        12,068              -                  12,068
      O and M Expense                                   182,773       (14,818)          (232)                167,723
      Depreciation and Decommissioning                   28,640          (468)             -                  28,172
      Other Amortization Expense                         27,643             -          4,699                  32,342
      Gross Earnings Tax                                 25,115           910         (2,753)                 23,271
      Other Taxes                                        18,157             -              -                  18,157
                                                 --------------------------------------------------------------------
   TOTAL OPERATING EXPENSES                             548,039        (2,309)         1,713                 547,443

   INCOME TAXES                                          35,557         8,872        (17,156)                 27,273

                                                 --------------------------------------------------------------------
   OPERATING INCOME                                      71,594        15,677        (25,868)                 61,403

   Adjustments:
        Subsidiary Income Taxes                           1,155             -              -                   1,155

                                                 --------------------------------------------------------------------
   ADJUSTED OPERATING INCOME                           $ 70,439      $ 15,677      $ (25,868)               $ 60,248
                                                 ====================================================================

   AVERAGE RATE BASE                                  $ 784,875       (28,520)        (7,694)              $ 748,661
                                                 ===============                                 ====================

   AVERAGE RATE OF RETURN                                 8.97%                                                8.05%
                                                 ===============                                 ====================

   RATE OF RETURN:                                                 Capital                            Weighted
                                                                  Structure        Cost                 Cost
                                                                  ---------        ----                 ----
   Long Term Debt                                                       53.0%          6.60%                   3.50%
                                                                              ---------------
   Common Stock Equity                                                  47.0%          9.68%                   4.55%
                                                                              ---------------
                                                                                                 --------------------
                                                                                                               8.05%
                                                                                                 ====================
   Change in Weighted Debt Cost                         0.2730%

                                                                Filed Cap Strc  Filed Cost
                                                                --------------  ----------
   Long Term Debt                                                       50.0%          6.45%                   3.23%
   Common Stock Equity                                                  50.0%         11.50%                   5.75%
                                                                                                 --------------------
                                                                                                               8.98%
                                                                                                 ====================

                                                           THE UNITED ILLUMINATING COMPANY
                                                                      APPENDIX A
                                                                 DOCKET NO. 01-10-10
                                                                (DOLLARS IN THOUSANDS)
                                                                     PAGE 3 OF 8

                                                                      WIRES (DELIVERY)

                                                     Per Filing     Authority         Final                Adjusted
                                                        2002       Adjustments       Changes                 2002
                                                        ----       -----------       -------                 ----

   OPERATING REVENUES
      Sales of Electricity                            $ 245,664       $ 8,231            $ -               $ 253,895
      Revenue Requirements Reduction                          -             -        (41,311)                (41,311)
      Revenue Transfer                                     (797)            -              -                    (797)
      Other Operating Revenue                            26,301         1,694              -                  27,995
                                                 --------------------------------------------------------------------
   TOTAL OPERATING REVENUES                             271,168         9,925        (41,311)                239,782

   OPERATING EXPENSES
      Fuel and Energy                                         -             -              -                       -
      Miscellaneous Expense                                   -             -              -                       -
      O and M Expense                                   157,137       (16,441)          (232)                140,464
      Depreciation and Decommissioning                   25,447          (468)                                24,979
      Other Amortization Expense                          1,350             -                                  1,350
      Gross Earnings Tax                                 18,641           661         (2,753)                 16,549
      Other Taxes                                        13,059             -              -                  13,059
                                                 --------------------------------------------------------------------
   TOTAL OPERATING EXPENSES                             215,634       (16,248)        (2,986)                196,401

   INCOME TAXES                                          16,320         9,719        (15,282)                 10,757

                                                 --------------------------------------------------------------------
   OPERATING INCOME                                      39,214        16,453        (23,043)                 32,624

   Adjustments:
        Subsidiary Income Taxes                           1,155             -              -                   1,155

                                                --------------------------------------------------------------------
   ADJUSTED OPERATING INCOME                           $ 38,059      $ 16,453      $ (23,043)               $ 31,469
                                                ====================================================================

   AVERAGE RATE BASE                                  $ 417,761       (14,214)                             $ 403,547
                                                ===============                                 ====================

   AVERAGE RATE OF RETURN                                 9.11%                                                7.80%
                                                ===============                                 ====================

   RATE OF RETURN:                                                 Capital                            Weighted
                                                                  Structure        Cost                 Cost
                                                                  ---------        ----                 ----
   Long Term Debt                                                         53%          6.60%                   3.50%
                                                                              ---------------
   Common Stock Equity                                                    47%          9.15%                   4.30%
                                                                              ---------------
                                                                                                 --------------------
                                                                                                               7.80%
                                                                                                 ====================
   Change in Weighted Debt Cost                         0.2730%

                                                                Filed Cap Strc  Filed Cost
                                                                --------------  ----------
   Long Term Debt                                                       50.0%          6.45%                   3.23%
   Common Stock Equity                                                  50.0%         11.50%                   5.75%
                                                                                                 --------------------
                                                                                                               8.98%
                                                                                                 ====================

                                                           THE UNITED ILLUMINATING COMPANY
                                                                      APPENDIX A
                                                                  DOCKET NO. 01-10-10
                                                                 (DOLLARS IN THOUSANDS)
                                                                     PAGE 4 OF 8

                                                                        CTA

                                                    Per Filing     Authority          Final                Adjusted
                                                       2002        Adjustments       Changes                 2002
                                                       ----        -----------       -------                 ----
   OPERATING REVENUES
      Sales of Electricity                            $ 104,976       $ 2,767            $ -               $ 107,743
      Revenue Requirements Reduction                          -             -              -                       -
      Revenue Transfer                                  (12,958)       (1,714)            64                 (14,608)
      Other Operating Revenue                                 -             -              -                       -
                                                 --------------------------------------------------------------------
   TOTAL OPERATING REVENUES                              92,018         1,053             64                  93,135

   OPERATING EXPENSES
      Fuel and Energy                                       313             -              -                     313
      Miscellaneous Expense                                   -         2,582              -                   2,582
      O and M Expense                                     4,130           (91)             -                   4,039
      Depreciation and Decommissioning                      131             -              -                     131
      Other Amortization Expense                         26,605             -          4,699                  31,304
      Gross Earnings Tax                                  6,073           184              4                   6,262
      Other Taxes                                         3,379             -              -                   3,379
                                                 --------------------------------------------------------------------
   TOTAL OPERATING EXPENSES                              40,631         2,676          4,703                  48,009

   INCOME TAXES                                          19,145          (851)        (1,850)                 16,444

                                                 --------------------------------------------------------------------
   OPERATING INCOME                                      32,242          (772)        (2,789)                 28,681

   Adjustments:
        Subsidiary Income Taxes                               -             -              -                       -

                                                 --------------------------------------------------------------------
   ADJUSTED OPERATING INCOME                           $ 32,242        $ (772)      $ (2,789)               $ 28,681
                                                 ====================================================================

   AVERAGE RATE BASE                                  $ 365,550       (13,921)        (7,694)              $ 343,935
                                                 ===============                                 ====================

   AVERAGE RATE OF RETURN                                 8.82%                                                8.34%
                                                 ===============                                 ====================

   RATE OF RETURN:                                                 Capital                            Weighted
                                                                  Structure        Cost                 Cost
                                                                  ---------        ----                 ----
   Long Term Debt                                                         53%          6.60%                   3.50%
                                                                              ---------------
   Common Stock Equity                                                    47%         10.30%                   4.84%
                                                                              ---------------
                                                                                                 --------------------
                                                                                                               8.34%
                                                                                                 ====================
   Change in Weighted Debt Cost                         0.2730%

                                                                Filed Cap Strc  Filed Cost
                                                                --------------  ----------
   Long Term Debt                                                       50.0%          6.45%                   3.23%
   Common Stock Equity                                                  50.0%         11.50%                   5.75%
                                                                                                 --------------------
                                                                                                               8.98%
                                                                                                 ====================

                                                             THE UNITED ILLUMINATING COMPANY
                                                                      APPENDIX A
                                                                 DOCKET NO. 01-10-10
                                                                (DOLLARS IN THOUSANDS)
                                                                    PAGE 5 OF 8

                                                                       SBC

                                                     Per Filing      Authority         Final                Adjusted
                                                       2002         Adjustments       Changes                 2002
                                                       ----         -----------       -------                 ----

   OPERATING REVENUES
      Sales of Electricity                              $ 9,363         $ 306            $ -                 $ 9,669
      Revenue Requirements Reduction                          -             -              -                       -
      Revenue Transfer                                   (3,292)            -            (64)                 (3,356)
      Other Operating Revenue                                 -             -              -                       -
                                                 --------------------------------------------------------------------
   TOTAL OPERATING REVENUES                               6,071           306            (64)                  6,313

   OPERATING EXPENSES
      Fuel and Energy                                         -             -              -                       -
      Miscellaneous Expense                                   -           286              -                     286
      O and M Expense                                     1,094             -              -                   1,094
      Depreciation and Decommissioning                    3,062             -              -                   3,062
      Other Amortization Expense                           (312)            -              -                    (312)
      Gross Earnings Tax                                    401            20             (4)                    417
      Other Taxes                                         1,596             -              -                   1,596
                                                 --------------------------------------------------------------------
   TOTAL OPERATING EXPENSES                               5,841           306             (4)                  6,143

   INCOME TAXES                                              92             4            (24)                     72

                                                 --------------------------------------------------------------------
   OPERATING INCOME                                         138            (4)           (36)                     98

   Adjustments:
        Subsidiary Income Taxes                               -             -              -                       -

                                                 --------------------------------------------------------------------
   ADJUSTED OPERATING INCOME                              $ 138          $ (4)         $ (36)                   $ 98
                                                 ====================================================================

   AVERAGE RATE BASE                                    $ 1,564          (385)                               $ 1,179
                                                 ===============                                 ====================

   AVERAGE RATE OF RETURN                                 8.82%                                                8.34%
                                                 ===============                                 ====================

   RATE OF RETURN:                                                 Capital                            Weighted
                                                                  Structure        Cost                 Cost
                                                                  ---------        ----                 ----
   Long Term Debt                                                         53%          6.60%                   3.50%
                                                                              ---------------
   Common Stock Equity                                                    47%         10.30%                   4.84%
                                                                              ---------------
                                                                                                 --------------------
                                                                                                               8.34%
                                                                                                 ====================
   Change in Weighted Debt Cost                         0.2730%
                                                                Filed Cap Strc  Filed Cost
                                                                --------------  ----------
   Long Term Debt                                                       50.0%          6.45%                   3.23%
   Common Stock Equity                                                  50.0%         11.50%                   5.75%
                                                                                                 --------------------
                                                                                                               8.98%

                                                                                                 ====================

                                                            THE UNITED ILLUMINATING COMPANY
                                                                    APPENDIX A
                                                                 DOCKET NO. 01-10-10
                                                                (DOLLARS IN THOUSANDS)
                                                                     PAGE 6 OF 8

                                                                       GSC

                                                       Per Filing      Authority          Final                Adjusted
                                                          2002       Adjustments        Changes                  2002
                                                          ----       -----------        -------                  ----

   OPERATING REVENUES
      Sales of Electricity                             $ 248,351         $ 8,593            $ -                $ 256,944
      Revenue Requirements Reduction
      Revenue Transfer                                    17,047           1,714                                  18,761
      Other Operating Revenue                                  -               -              -                        -
                                                  -----------------------------------------------------------------------
   TOTAL OPERATING REVENUES                              265,398          10,307              -                  275,705

   OPERATING EXPENSES
      Fuel and Energy                                    265,398               -              -                  265,398
      Miscellaneous Expense                                    -           8,593              -                    8,593
      O and M Expense                                          -           1,714              -                    1,714
      Depreciation and Decommissioning                         -               -              -                        -
      Other Amortization Expense                               -               -              -                        -
      Gross Earnings Tax                                       -               -              -                        -
      Other Taxes                                              -               -              -                        -
                                                  -----------------------------------------------------------------------
   TOTAL OPERATING EXPENSES                              265,398          10,307              -                  275,705

   INCOME TAXES                                                -               -                                       -

                                                  -----------------------------------------------------------------------
   OPERATING INCOME                                            -               -              -                       (0)

   Adjustments:
        Subsidiary Income Taxes                                -               -              -                        -

                                                  -----------------------------------------------------------------------
   ADJUSTED OPERATING INCOME                                 $ -             $ -            $ -                     $ (0)
                                                  =======================================================================

   AVERAGE RATE BASE                                         $ -               -                                     $ -
                                                  ===============                                  ======================

   AVERAGE RATE OF RETURN                            #DIV/0!                                              #DIV/0!
                                                  ===============                                  ======================

   RATE OF RETURN:                                                   Capital                             Weighted
                                                                    Structure         Cost                 Cost
                                                                    ---------         ----                 ----
   Long Term Debt                                                            53%          6.60%                    3.50%
   Common Stock Equity                                                       47%    #DIV/0!               #DIV/0!
                                                                                                   ----------------------
                                                                                                          #DIV/0!
                                                                                                   ======================

                                                            THE UNITED ILLUMINATING COMPANY
                                                                       APPENDIX A
                                                                   DOCKET NO. 01-10-10
                                                                  (DOLLARS IN THOUSANDS)
                                                                      PAGE 7 OF 8

                                                                       CLM

                                                      Per Filing      Authority          Final                 Adjusted
                                                         2002        Adjustments        Changes                  2002
                                                         ----        -----------        -------                  ----

   OPERATING REVENUES
      Sales of Electricity                              $ 16,977           $ 557            $ -                 $ 17,534
      Revenue Requirements Reduction
      Revenue Transfer                                         -               -                                       -
      Other Operating Revenue                                  -               -              -                        -
                                                  -----------------------------------------------------------------------
   TOTAL OPERATING REVENUES                               16,977             557              -                   17,534

   OPERATING EXPENSES
      Fuel and Energy                                          -               -              -                        -
      Miscellaneous Expense                                    -             520                                     520
      O and M Expense                                     16,854                              -                   16,854
      Depreciation and Decommissioning                         -                                                       -
      Other Amortization Expense                               -               -                                       -
      Gross Earnings Tax                                       -              37                                      37
      Other Taxes                                            123                              -                      123
                                                  -----------------------------------------------------------------------
   TOTAL OPERATING EXPENSES                               16,977             557              -                   17,534

   INCOME TAXES                                                -               -                                       -

                                                  -----------------------------------------------------------------------
   OPERATING INCOME                                            -               -              -                       (0)

   Adjustments:
        Subsidiary Income Taxes                                -               -              -                        -

                                                  -----------------------------------------------------------------------
   ADJUSTED OPERATING INCOME                                 $ -             $ -            $ -                     $ (0)
                                                  =======================================================================

   AVERAGE RATE BASE                                         $ -               -                                     $ -
                                                  ===============                                  ======================

   AVERAGE RATE OF RETURN                            #DIV/0!                                              #DIV/0!
                                                  ===============                                  ======================

   RATE OF RETURN:                                                   Capital                             Weighted
                                                                    Structure         Cost                 Cost
                                                                    ---------         ----                 ----
   Long Term Debt                                                            53%          6.60%                    3.50%
   Common Stock Equity                                                       47%    #DIV/0!               #DIV/0!
                                                                                                   ----------------------
                                                                                                          #DIV/0!
                                                                                                   ======================

                                                           THE UNITED ILLUMINATING COMPANY
                                                                      APPENDIX A
                                                                  DOCKET NO. 01-10-10
                                                                 (DOLLARS IN THOUSANDS)
                                                                     PAGE 8 OF 8

                                                                    RENEWABLES

                                                       Per Filing      Authority          Final                 Adjusted
                                                          2002        Adjustments        Changes                  2002
                                                          ----        -----------        -------                  ----

   OPERATING REVENUES
      Sales of Electricity                               $ 3,558            $ 93            $ -                  $ 3,651
      Revenue Requirements Reduction
      Revenue Transfer                                         -               -                                       -
      Other Operating Revenue                                  -               -              -                        -
                                                  -----------------------------------------------------------------------
   TOTAL OPERATING REVENUES                                3,558              93              -                    3,651

   OPERATING EXPENSES
      Fuel and Energy                                          -               -              -                        -
      Miscellaneous Expense                                    -              87                                      87
      O and M Expense                                      3,558                              -                    3,558
      Depreciation and Decommissioning                         -                                                       -
      Other Amortization Expense                               -               -                                       -
      Gross Earnings Tax                                       -               6                                       6
      Other Taxes                                              -                              -                        -
                                                     -----------------------------------------------------------------------
   TOTAL OPERATING EXPENSES                                3,558              93              -                    3,651

   INCOME TAXES                                                -               -                                       -

                                                     -----------------------------------------------------------------------
   OPERATING INCOME                                            -               -              -                       (0)

   Adjustments:
        Subsidiary Income Taxes                                -               -              -                        -

                                                     -----------------------------------------------------------------------
   ADJUSTED OPERATING INCOME                                 $ -             $ -            $ -                     $ (0)
                                                     =======================================================================

   AVERAGE RATE BASE                                         $ -               -                                     $ -
                                                     ===============                                  ======================

   AVERAGE RATE OF RETURN                            #DIV/0!                                              #DIV/0!
                                                     ===============                                  ======================

   RATE OF RETURN:                                                   Capital                             Weighted
                                                                    Structure         Cost                 Cost
                                                                    ---------         ----                 ----
   Long Term Debt                                                            53%          6.60%                    3.50%
   Common Stock Equity                                                       47%    #DIV/0!               #DIV/0!
                                                                                                      ----------------------
                                                                                                          #DIV/0!
                                                                                                      ======================

                         THE UNITED ILLUMINATING COMPANY

                                   APPENDIX B

                               DOCKET NO. 01-10-10

          LEGAL FRAMEWORK AND ESTABLISHED DEPARTMENT RATEMAKING PRACTICE

THE LEGAL FRAMEWORK

         Conn. Gen. Stat. paragraph 16-19(e)(a)(4) requires that rates be

"sufficient, but no more than sufficient, to allow public service companies to cover their operating and capital costs, to attract needed capital and to maintain their financial integrity, and yet provide appropriate protection to the relevant public interests, both existing and foreseeable."  As the

Department noted in establishing UI's rates in 1996:

         The United States Supreme Court, in Federal Power Commission v. Hope
         Natural Gas Company, 320 US 591 (1944), established criteria to determine the cost of capital allowances. In its Decision, the Court determined that companies need to be allowed to earn a level of revenues sufficient to enable them to operate successfully, maintain their financial integrity and to attract capital and compensate their investors for their risk.

         By law, utilities are entitled to a level of revenues that will allow them .. to cover their operating and capital costs, to attract needed capital and to maintain their financial integrity, and yet provide appropriate protection for the relevant public interest both existing and foreseeable.  Conn. Gen. Stat. paragraph 16-19e(a)(4).
         Decision, Docket No. 96-03-29, December 31, 1996, Section. III.B.7.

         The legal framework of paragraph 16-19e(a)(4) and constitutional principles requires that rates be set prospectively, beginning with the date of the final decision. The Department has consistently and uniformly followed this practice in the past. In contrast, the draft decision sets rates as if the twelve months beginning with the effective date of the final decision will be the twelve calendar months of 2002, based solely upon 2002 data and assumptions.

This amounts to retroactive ratemaking, because the draft decision does not take into account that the rates will be in effect

for at most three months of 2002.  The rates established in this proceeding mus be determined to be just and reasonable on the basis of a forward-looking period only. Even though it is easier to look at costs, revenues, rate base and capital structure on a calendar year basis, rates must nevertheless be set on the basis of a prospective twelve months, even if this encompasses parts of two calendar years./1

         Beginning with its initial filing, the Company provided extensive information about costs, revenues, rate base, and capital structure for 2003, to enable the Department to determine revenue requirements to set rates for 2003 as well as the remaining months of 2002./2  That information was updated during the course of the proceeding. The year 2003 information must be taken into account in establishing fair and reasonable rates beginning with the date of the final decision. This is especially important where, as here, the 2003 financial data are substantially different from the year 2002 data. The draft decision's failure to consider revenue requirements for 2003 and beyond renders it impossible for the Department to impose a multi-year rate plan if UI is unwilling to accept such a plan./3  In the past, the Department has set multi-year rates for UI ONLY upon findings that the rates for each year were expected to be just and reasonable, and hence that the rates established each year specifically met statutory and constitutional requirements. The draft decision does not.

-------------------------
1 Ideally, to avoid this problem, a rate case application would be filed in the first several months of a year. Rates could then be put into effect as of
  January 1 of the following year, based upon a fully forecast calendar year rate year. Here, that was not feasible, as UI was ordered at mid-year to prepare and file a rate case application. At the time the Company filed its application in November 2001, it was anticipated that a final decision would be in effect by May 2002.

2 As discussed in the next section, UI also provided financial information for the years 2003, 2004, 2005, 2006 and 2007 in order to enable the Department to set just and reasonable rates for all years of a multi-year rate plan.

3 The Company cannot be ordered to waive its legal protections included within these statutory and constitutional requirements.  Conn. Gen. Stat.
  paragraph 16-19, without qualification, authorizes a public service company to submit an application for rate relief at any time that the company believes that its rates are no longer just and reasonable.  The Department is not required to grant rate relief merely because a company requests it.  However, the Department is required to consider the request and determine whether the company's rates meet Conn. Gen. Stat. paragraph 16-19e(a)(4) ratemaking principles.

                                       2

ESTABLISHED DEPARTMENT RATEMAKING PRACTICE

         In the past, without exception, the Department has looked at revenue requirements for each year of UI's multi-year ratemaking period, and established rates that were just and reasonable for each year. In Docket Nos. 89-08-11/12,

the Department set rates for each of the years 1990, 1991 and 1992, based upon the revenue requirements for each year:

         It is the Authority's belief and intention that the electric rates allowed by this Decision for each of the next three years will be sufficient so that UI can provide safe and reliable service, and earn a fair return through 1992.
         Decision, January 24, 1990, Executive Summary.

         See also the Conclusion: "The Authority concludes that with the revenue increases authorized herein, the Company's revenues will be sufficient to enable the Company to operate successfully, maintain its financial integrity, attract capital and compensate its investors for the use of their money and the risks assumed."

         In the Company's 1992 rate case, Docket No. 92-06-05, the Department established rates based on revenue requirements for each of the years 1993,

1994, and 1995:

         The Authority concludes that with the revenue increased authorized herein, the Company's revenues will be sufficient to enable the Company to operate successfully, maintain its financial integrity, attract capital and compensate its investors for the use of their money and the risks assumed. The Authority has approved rates for two years, effective January 1, 1993, and January 1, 1994, subject to the
         Company's complying with the Orders listed below.
         Decision, December 16, 1992, Conclusion.

         See also Order No. 1: "No later than December 23, 1992, the Company shall file rates for 1993 and 1994 in accordance with the revenues allowed...."

         In establishing a rate plan for the Company for the years 1997 through

2001, the Department in Docket No. 96-03-29 also looked at each year's revenue requirements, and adjusted amortizations and surcredits to accord with each year's financial data:

         [T]he five-year incentive regulation plan as modified and approved herein provides that UI's rates, on a going forward basis, will be no more than just, reasonable and adequate

                                       3

         for each of the years 1997 through 2001. Further, with the adjustments as detailed herein, the Department concludes that UI's rates, for each of the next five years conform to the principles and guidelines set forth in section 16-19e, specifically that the level and structure of rates will be sufficient, but no more than sufficient, to allow public service companies to cover their operating and capital costs, to attract needed capital and to maintain their financial integrity, and yet provide appropriate protection to the relevant public interests, both existing and foreseeable.
         Decision, December 31, 1996, Executive Summary.

         These decisions represent more than a decade of Department precedent in setting rates in a multi-year ratemaking context. The draft decision in this proceeding has followed a completely different course. The draft decision ignores its own consistent practice as well as the legal requirements for setting rates, in asserting that "rates in this proceeding will be based exclusively upon analysis of UI's 2002 rate year data." (Draft decision at 9.)

The draft decision seeks to justify its refusal to look at later years' data by claiming that "the data provided for future years was submitted too late in the proceeding and is insufficient in total to do a proper analysis of a topic as critical as multi-year rate setting." (Draft decision at. 9.) That statement is not accurate. UI submitted information on years 2003 through 2007 in its

November 2001 application, at the same time that the Company submitted information on 2002. More information could have been requested through interrogatories or at the hearings. The draft goes on to assert, "The Department has historically set rates based on an analysis of test versus the rate year data and has held that such rates will be fully applicable going forward."

(Draft decision at. 9.) That statement is also not accurate. As noted above, the

Department has historically set rates for UI in multi-year proceedings based on analyses of each separate year contained in the rate period.

         Finally, the draft decision attempts to justify setting rates based on one year of data to be applicable for the following five years: "Accordingly,

finding no overwhelming justification to do otherwise, and with insufficient information to support this, the Department requires that the

                                       4

basis for rates and revenues determined in this proceeding be applicable throughout the entire rate plan period." (Draft decision at 9-10.) The

"overwhelming justification to do otherwise" is that the approach in the draft violates statutory and constitutional requirements, as well as the Department's precedent in the last three UI ratemaking proceedings.

         UI submits that the information relating to 2003 through 2007 was sufficient to enable the Department to establish revenue requirements for those years. Indeed, the draft decision indicated approval of the capital budgets (and hence additions to rate base) for those years. But even if there was not sufficient information, the answer would not be to assume that there is no change in revenue requirements for five additional years - which is exactly what the draft decision has done. Given the financial information in the record on years 2003-2007, it is clearly improper to make such an assumption./4

         Even a cursory look at the data submitted in November 2001 indicates that 2003 and 2004 are substantially more difficult for UI financially than

2002. (These differences are even more pronounced with the updates shown in

Late-File Exhibit No. 89.) If rates are to apply for the years 2003 through

2007, there must be a determination - based upon evidence -- that the rates will be allow the Company to recover its costs, maintain its financial integrity and attract needed capital, while providing protection of the public interests. That was not done in the draft decision.

-----------------
4 At a minimum, there would need to be an inflation factor applied to operations and maintenance expenses, provision for significant specific, known changes, and the revenue requirements would need to change to reflect the increased rate base and depreciation expense. If rate base increases, the same level of income will result in a lower return.

                                       5

                             THE UNITED ILLUMINATING COMPANY
                                       APPENDIX C
                                   DOCKET NO. 01-10-10

         UI's proposed sales adjustment mechanism would function as follows:

         Rates would be set based on the sales forecast submitted by UI. Margin generated by sales in excess of the Company's forecasted sales up to the draft decision's forecasted sales level would be used exclusively to benefit customers through increased amortization of stranded costs. Thus, if sales reached the level forecasted by the draft decision, customers would have the full benefit of the increased margin, and would be unharmed by utilization of UI's sales forecast to establish rates.

         Margin generated from sales in excess of the draft decision's forecast would be revenues of the Company, subject to the provisions of the Earnings
Sharing Mechanism.

         UI will bear any margin shortfall resulting from sales levels below the
Company's forecasted sales level.

         The chart below illustrates the concepts described above.